Exhibit 99.1

PRO FORMA VALUATION REPORT

NORTH PENN BANCORP, INC.

HOLDING COMPANY FOR

NORTH PENN BANK

Scranton, Pennsylvania

Dated As Of:

May 18, 2007

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.
Financial Services Industry Consultants

May 18, 2007

Boards of Directors

North Penn MHC

North Penn Bancorp, Inc.

North Penn Bank

216 Adams Avenue

Scranton, PA 18503

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by North Penn, Inc., Scranton, Pennsylvania (“North Penn” or the “Company”) in connection with the mutual-to-stock conversion of North Penn MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 53.74% of the common stock of North Penn (the “MHC Shares”), the mid-tier holding company for North Penn Bank, Scranton, Pennsylvania (the “Bank”). The remaining 46.26% of North Penn’s common stock is owned by public stockholders. North Penn, which completed its initial public stock offering on June 1, 2005, owns 100% of the common stock of the Bank. It is our understanding that North Penn will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Stock Issuance

On April 24, 2007, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) the MHC will convert to stock form, (ii) the MHC and the Company will merge into the Bank and the Bank will become a wholly owned subsidiary of a newly chartered stock company (the “Company”), (iii) the shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of

Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210	Telephone: (703) 528-1700
Arlington, VA 22209	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

May 18, 2007

the Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the Company will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion. As of March 31, 2007, the MHC’s ownership interest in North Penn approximated 53.74%. The Company will also issue shares of its common stock to the public stockholders of North Penn pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued North Penn common stock as owned immediately prior to the conversion. As of March 31, 2007, the public stockholders’ ownership interest in North Penn approximated 46.26%.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of North Penn, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of North Penn, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2002 through 2006, a review of various unaudited information and internal financial reports through March 31, 2007, and due diligence related discussions with North Penn’s management; McGrail, Merkel, Quinn & Associates, North Penn’s independent auditor; Muldoon Murphy & Aguggia LLP, the Bank’s conversion counsel; and Ryan Beck and Company, North Penn’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which North Penn operates and have assessed North Penn’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on North Penn and the industry as a whole. We have analyzed the potential

Boards of Directors

May 18, 2007

effects of the stock conversion on North Penn’s operating characteristics and financial performance as they relate to the pro forma market value of North Penn. We have analyzed the assets held by the MHC, which will be consolidated with North Penn’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared North Penn’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on North Penn’s representation that the information contained in the regulatory applications and additional information furnished to us by North Penn and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by North Penn, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of North Penn. The valuation considers North Penn only as a going concern and should not be considered as an indication of North Penn’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for North Penn and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of North Penn’s stock alone. It is our understanding that there are no current plans for selling control of North Penn following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which North Penn’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 18, 2007, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in North Penn, and (2) exchange shares issued to existing public shareholders of North Penn, was $20,468,170 at the midpoint, equal to 2,046,817

Boards of Directors

May 18, 2007

shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
				(x)
Shares
Supermaximum	2,706,915	1,454,750	1,252,165	1.8689
Maximum	2,353,839	1,265,000	1,088,839	1.6251
Midpoint	2,046,817	1,100,000	946,817	1.4131
Minimum	1,739,794	935,000	804,794	1.2012
Distribution of Shares
Supermaximum	100.00%	53.74%	46.26%
Maximum	100.00%	53.74%	46.26%
Midpoint	100.00%	53.74%	46.26%
Minimum	100.00%	53.74%	46.26%
Aggregate Market Value(1)
Supermaximum	$27,069,150	$14,547,500	$12,521,650
Maximum	23,538,390	12,650,000	10,888,390
Midpoint	20,468,170	11,000,000	9,468,170
Minimum	17,397,940	9,350,000	8,047,940

(1)	Based on offering price of $10.00 per share.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of North Penn stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in North Penn equal to 53.74% as of March 31, 2007. The exchange ratio to be received by the existing minority shareholders of North Penn will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.2012 shares, 1.4131 shares, 1.6251 shares and 1.8689 shares of newly issued shares of North Penn stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Boards of Directors

May 18, 2007

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of North Penn immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of North Penn as of March 31, 2007, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of North Penn and the exchange of the public shares for newly issued shares of North Penn common stock as a full public company was determined independently by the Boards of Directors of the MHC, North Penn and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

May 18, 2007

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of North Penn, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of North Penn’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

/S/ JAMES P. HENNESSEY
James P. Hennessey
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

NORTH PENN BANCORP, INC.

Scranton, Pennsylvania

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion and Reorganization		1.2
Purpose of the Reorganization		1.2
Strategic Overview		1.3
Balance Sheet Trends		1.6
Income and Expense Trends		1.12
Interest Rate Risk Management		1.16
Lending Activities and Strategy		1.17
Asset Quality		1.20
Funding Composition and Strategy		1.21
Subsidiary		1.22
Legal Proceedings		1.22

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.2
Local Economy		2.4
Market Area Deposit Characteristics		2.7

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.7
Income and Expense Components		3.10
Loan Composition		3.13
Credit Risk		3.13
Interest Rate Risk		3.16
Summary		3.16

RP® Financial, LC.

TABLE OF CONTENTS

NORTH PENN BANCORP, INC.

Scranton, Pennsylvania

(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.6
4.	Primary Market Area		4.6
5.	Dividends		4.8
6.	Liquidity of the Shares		4.9
7.	Marketing of the Issue		4.9
	A.	The Public Market	4.10
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.18
	D.	Trading in North Penn’s Stock	4.18
8.	Management		4.19
9.	Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments			4.20
Valuation Approaches			4.20
Comparison to Recent Offerings			4.23
Valuation Conclusion			4.24
Establishment of the Exchange Ratio			4.25

RP® Financial, LC.

LIST OF TABLES

NORTH PENN BANCORP, INC.

Scranton, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.7
1.2	Historical Income Statements	1.13

2.1	Summary Demographic Data	2.3
2.2	Lackawanna County’s Largest Employers	2.5
2.3	Primary Market Area Employment Sectors	2.6
2.4	Unemployment Trends	2.6
2.5	Monroe & Lackawanna County Deposit Detail	2.8

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.8
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.11
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Pricing Characteristics and After-Market Trends	4.17
4.3	Public Market Pricing	4.26

RP® Financial, LC.

Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

North Penn Bank (the “Bank”) is a Pennsylvania chartered stock savings bank headquartered in Scranton, Pennsylvania. The Bank serves its northeastern Pennsylvania markets out of its main office in Scranton, Pennsylvania, and a total of 4 full service branch locations. Three offices are in Lackawanna County and two offices are to the south in Monroe County. The Bank’s markets in Scranton and the surrounding area are approximately 120 miles to the west of New York City and 120 miles north of Philadelphia.

The Bank was organized in 1877 and has a long history of service to its primary market. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s primary regulators are the Pennsylvania Department of Banking (the “Department”) and the FDIC. The Bank reorganized into the mutual holding company (“MHC”) structure in 2004 and completed a sale of a minority interest of its common stock to the public in June 2005.

North Penn Bancorp, Inc. (“North Penn” or the “Company”) is a Pennsylvania corporation which was organized in 2004. The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”). The Company is majority owned by North Penn Mutual Holding Company (the “MHC”), a Pennsylvania chartered mutual holding company. On June 2, 2005, the Company acquired all of the issued and outstanding common stock of the Bank in connection with the Bank’s reorganization into a stock company through a mid-tier holding company structure. Gross proceeds raised in pursuant to the minority stock issuance totaled $6.4 million. As of March 31, 2007, the Company had $121.2 million in assets, $86.8 million in deposits and total equity of $13.1 million, or 10.8% of total assets. The Company’s audited financial statements are included by reference as Exhibit I-1.

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Page 1.2

Plan of Conversion and Reorganization

On March 22, 2007, the Company announced that the Boards of Directors of the MHC, the Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the organization will convert from the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering (the “Second Step Conversion” or the “Offering”) that will represent the ownership interest in North Penn currently owned by the MHC. As of May 18, 2007, the MHC’s ownership interest in North Penn approximated 53.74%. The Company will also issue shares of its common stock to the public stockholders of North Penn pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued North Penn common stock as owned immediately prior to the conversion. As of May 18, 2007, the public stockholders’ ownership interest in the Company approximated 46.26%.

Purpose of the Reorganization

A key component of the Company’s business plan is to complete a Second Step Conversion offering. In particular, the additional equity capital raised in the Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of North Penn in the local market area, enhance profitability and reduce interest rate risk. Importantly, the additional equity capital raised in the conversion will provide a larger capital cushion for continued growth and diversification in the regional area, as well as increase the lending capability. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock. The increased capital should facilitate the ability of the Company to pursue further diversification of products and services as well as support recent diversification efforts. An added benefit of the Company’s increased capital will be the increased regulatory loans-to-borrower limit at the Bank level as the Company seeks to build commercial account relationships, including some large relationships.

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Page 1.3

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in northeastern Pennsylvania, including Scranton and the more expansive Lackawanna and Monroe County area where the Bank maintains branch offices, as well as nearby contiguous areas. In this regard, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial mortgage as well as commercial and industrial non-mortgage lending (“C&I Lending”).

At the beginning of the decade, with the employment of the current Chief Lending Officer with significant experience in commercial mortgage and non-mortgage lending, the Company sought to gradually restructure the loan portfolio to include a greater proportion of commercial mortgage loans. In this regard, the Company has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, the Company’s lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial mortgage and C&I lending in conjunction with the intensified efforts to become a full-service community bank. The Company has also been engaged in consumer lending, primarily indirect auto lending, but the type of lending has recently been deemphasized.

With this transition in recent years, which was accelerated by the mutual holding company reorganization and subsequent minority stock issuance in 2005, the Company has been required to develop the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Company has employed two loan officers who have local experience, to conduct the commercial lending operations. The Company’s increased community bank focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans – specifically, these loans have increased from $5.2 million, or 8.8% of total loans as of December 31, 2002, to $39.7 million, or 41.1% of total loans as of March 31, 2007. Additionally, commercial non-mortgage loans accounted for another $1.7 million, or 1.8% of total loans as of March 31, 2007. Growth in commercial lending is targeted to continue as such loans will continue to be a strategic emphasis of the Company.

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Page 1.4

Despite the commercial lending emphasis, residential mortgage loans continue to comprise the largest single component of the loan portfolio, at $43.8 million, or 45.3% of total loans as of March 31, 2007. Substantially all of the Company’s residential mortgage loans are originated internally by the Company’s loan officers. The majority of the Company’s permanent residential mortgage volume had terms in the range of 15 to 30 years, a portion of which have been sold to enhance fee income without incurring the interest rate risk associated with holding longer term fixed rate loans.

The balance of the Company’s interest-earning assets (“IEA”) consist of interest-earning deposits and short- to intermediate-term investment securities, including primarily municipal bonds and mortgage-backed securities (“MBS”), the majority of which are currently classified as available for sale (“AFS”). The Company’s general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields on loans.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. While the Company has been seeking to build a base of low cost deposits, by expanding the balance of low-cost checking and other transaction accounts, its success in this regard has been comparatively modest owing to highly competitive market conditions and as its deposit base has traditionally been comprised mainly of certificates of deposit (“CDs”). Moreover, loan growth including the commercial lending initiatives adopted following the completion of minority stock issuance in 2005, required the Company to aggressively compete for deposits in order to meet its funding objectives. As a result, CDs represent a growing portion of North Penn’s deposit base which has impacted its overall funding costs and spreads. CDs increased from 55.6% of deposits as of December 31, 2004, to 63.1% of deposits as of March 31, 2007.

The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s principal source of borrowings; the majority of the Company’s borrowed funds historically have

RP® Financial, LC.

Page 1.5

had fixed rates and have been used to fund both leveraging through investment in securities and whole loans. Recently, the Company has taken down shorter term and/or variable rate FHLB advances in order to bolster liquidity and to fund loan growth on a short term basis. The Company expects to utilize additional borrowed funds in the future, particularly as it seeks to achieve balance sheet growth to leverage the capital raised in the Second Step Conversion. To the extent additional borrowings are utilized by the Company, FHLB advances would likely continue to be the principal source of such borrowings.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited. The Company’s reported and core earnings have been comparatively modest over the last five fiscal years, notwithstanding the earnings benefit of the additional capital raised in the minority stock issuance completed in fiscal 2005. In recent years, North Penn’s earnings have been impacted by rising short term interest rates which have caused its funding costs to increase at a faster pace than asset yields. Moreover, although the Company has achieved loan growth in recent years, the Company continues to rely heavily on borrowed funds and CDs, whose cost has escalated in response to rising short term money market interest rates. Additionally, North Penn’s overhead expenses remain high, as evidenced by its relatively high operating expense ratio (3.01% of average assets for the twelve months ended March 31, 2007). All these factors have contributed to the Company’s comparatively modest earnings levels (0.23% for the twelve months ended March 31, 2007).

The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company’s traditional emphasis. Specifically, the Company will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize pursuing further diversification into commercial real estate and construction loans, and the development of broad-based commercial loan and deposit relationships within market constraints.

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Page 1.6

The projected use of proceeds in the Second Step Conversion has been highlighted below.

•

The Company. The Company is expected to retain up to 50% of the Offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into short- to intermediate-term investment securities. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including branch acquisitions, infusing additional equity into the Company, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

The Bank. The balance of the net offering proceeds will be infused into the Bank. The increase in the Bank’s capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, purchasing MBS and for general corporate purposes.

On a pro forma basis, the Company and the Bank will maintain a very strong capital position. The Board has determined to pursue a strategy of controlled retail growth in its markets in its northeast Pennsylvania markets (Lackawanna and Monroe Counties and surrounding areas). The Company also will continue to evaluate potential de novo branching opportunities and will consider purchasing branches and branch deposits and/or other financial institutions should such opportunities become available. Asset growth is expected to be funded through internal deposit growth, branching and borrowings. The Company may also consider various capital management strategies if appropriate to assist in the long-run objective of increasing return on equity.

Balance Sheet Trends

Growth Trends

The Company’s balance sheet was relatively stable for the two years leading up to the completion of the minority stock issuance while subsequently realizing modest growth and expansion, achieved both through internal growth at existing branches and facilitated by the opening of a de novo branch in fiscal 2005. This strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased modestly from fiscal 2002 to fiscal 2004, by less than 2% to equal $93.0 million as of the end of fiscal 2004. Comparatively, the Company’s assets increased at a 12.4% compounded annual rate over the subsequent two and one-quarter year period ended March 31, 2007, from $93.0 million at the end of fiscal 2004, to $121.2 million as of March 31, 2007. Recent asset growth has recently been directed toward expanding the loan portfolio, which has increased at a 12.34% compounded annual rate since the end of fiscal 2002, and a 22.00% compounded annual rate since the end of fiscal 2004.

RP® Financial, LC.

Page 1.7

Table 1.1

North Penn Bancorp, Inc.

Historical Balance Sheets

(Amount and Percent of Assets)

	As of the Fiscal Year Ended December 31,										As of March 31, 2007		Compounded Annual Growth Rate
	2002		2003		2004		2005		2006
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$91,265	100.00%	$92,199	100.00%	$92,997	100.00%	$105,381	100.00%	$122,456	100.00%	$121,226	100.00%	6.91%
Cash and cash equivalents	7,312	8.01%	3,068	3.33%	1,659	1.78%	2,353	2.23%	4,116	3.36%	2,819	2.33%	-20.09%
Investment securities - HTM	4,423	4.85%	2,437	2.64%	498	0.54%	0	0.00%	0	0.00%	0	0.00%	-100.00%
Investment securities - AFS	16,318	17.88%	31,530	34.20%	22,959	24.69%	15,651	14.85%	14,227	11.62%	13,948	11.51%	-3.63%
Equity Securities	0	0.00%	589	0.64%	786	0.85%	991	0.94%	1,236	1.01%	1,165	0.96%	N.M
Loans receivable (net)	58,248	63.82%	49,021	53.17%	60,829	65.41%	79,560	75.50%	95,154	77.70%	95,525	78.80%	12.34%
Deposits	76,256	83.55%	79,180	85.88%	77,342	83.17%	77,429	73.48%	86,746	70.84%	86,829	71.63%	3.10%
FHLB advances	7,000	7.67%	5,000	5.42%	7,375	7.93%	14,698	13.95%	21,741	17.75%	20,451	16.87%	28.69%
Equity	7,607	8.34%	7,683	8.33%	7,753	8.34%	12,795	12.14%	13,126	10.72%	13,139	10.84%	13.72%
Loans/Deposits		76.38%		61.91%		78.65%		102.75%		109.69%		110.02%
Banking Offices		4		4		4		5		5		5

Source: North Penn Bancorp’s prospectus.

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The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 3.10% since 2002. Borrowings have also increased at a healthy pace reflecting certain asset-liability management strategies and owing to the need for additional liquidity to fund loan growth which outstripped the growth rate of retail deposits. In the future, the Company expects to continue to utilize FHLB advances in several ways: (1) as an alternative source of liquidity to fund loan and other balance sheet growth; and (2) possibly in connection with potential leveraging and/or interest rate risk management strategies, particularly if the yield curve steepens.

Annual equity growth equaled 13.7% since the end of fiscal 2002, with the expanded capital base primarily reflecting the impact of retained earnings over the period and the minority stock issuance completed in fiscal 2005. Since the end of fiscal 2005, capital has remained relatively stable, as earnings have been modest and the Company instituted a dividend policy paying a quarterly dividend to both the public shareholders and the MHC. Coupled with moderate to strong balance sheet growth achieved over the period, the equity-to-assets ratio declined from 12.1% as of the end of fiscal 2005 to 10.8% as of March 31, 2007. The post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Loans Receivable

Loans receivable totaled $95.5 million, or 78.8% of total assets, as of March 31, 2007. Loan growth was limited in the fiscal 2002 to 2003 period, primarily as a result of the low

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interest rate environment which accelerated loan prepayments and as the Company was unwilling to invest in longer term fixed rate loans with yields hovering near historic lows. The loan portfolio balance has nearly doubled since the end of fiscal 2003, increasing at a 22.6% compounded annual rate and the proportion of loans to total assets has increased from 53.2% at the end of fiscal 2003, to 78.8% as of March 31, 2007. The largest portion of the recent loan growth has been in the area of commercial loans although the residential mortgage loan portfolio has also expanded as noted below.

Currently, permanent 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 45.3% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans which comprise the substantial majority of residential mortgage loans originated in the Company’s market. In this regard, the Company’s secondary market loan sales have typically been limited.

The majority of the Company’s 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount or some other similar characteristic while otherwise meeting the agency credit criteria. In addition to permanent first-lien residential mortgage loans, the majority of the Company’s construction loan portfolio as well as the home equity loan portfolio are secured by residential properties.

Notwithstanding the reorientation of the Company’s operations to a more “community bank like” operating strategy, mortgage loans (including loans secured by 1-4 family properties, multi-family and commercial mortgages and properties under construction) continue to comprise 88.0% of total loans. Commercial and industrial loans (“C&I loans”) currently approximate 1.8% of total loans while consumer loans equaled 10.2% of total loans.

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets increased from the end of fiscal 2002 through the end of fiscal 2003 as funds were redeployed from the loan portfolio, which experienced strong prepayment rates in excess of the level of new loan originations. Subsequently, the balance of investments has diminished as the Company has sought to redeploy investable funds into whole loans.

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As of March 31, 2007, the Company’s portfolio of cash and cash equivalents totaled $2.8 million, equal to 2.3% of assets. Investment securities (including MBS) available for sale (“AFS”) totaled $13.9 million, equal to 11.5% of assets while the investment in equity securities, consisting of stock in the Federal Home Loan Bank of Pittsburgh totaled $1.165 million, equal to 0.96% of assets (see Exhibit I-3 for the investment portfolio composition). It is the Company’s current practice to classify its investment securities as AFS at the time of purchase.

As of March 31, 2007, the largest segment of the Company’s investments portfolio was comprised of state and municipal bonds, which totaled $7.0 million followed by MBS ($5.0 million) and small balances of miscellaneous other investments including U.S. agency securities and miscellaneous other securities.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following Offering, pending gradual redeployment into higher yielding loans.

Bank Owned Life Insurance

As of March 31, 2007, the balance of bank owned life insurance (“BOLI”) totaled $2.1 million reflecting both the original investment in BOLI and modest growth in the BOLI balance thereafter owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Funding Structure

Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 2002, deposits have grown at a modest 3.1% compounded annual rate, with

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the majority of the growth being realized since the end of fiscal 2005. The Company has been seeking to build the balance of transaction accounts in its efforts to transition operations to a “community bank” structure and has achieved some success in this regard. However, the Company’s funding requirements have outstripped the ability to generate new transaction accounts requiring it to primarily rely on CDs to fund most growth since the end of fiscal 2004. As a result, the proportion of CDs to total deposits has increased from 55.6% at fiscal yearend 2004, to 63.1% as of March 31, 2007, as checking and savings accounts have recently diminished in proportion to total deposits.

The Company has continually utilized borrowed funds over the last five fiscal years, with the majority of borrowings consisting of FHLB advances. As of March 31, 2007, FHLB advances totaled $20.5 million, representing 16.9% of total assets. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was primarily due to the Company’s efforts to fund targeted loan growth which outstripped the growth in deposits.

Capital

As a mutual institution, the Company’s equity was primarily impacted by the level of earnings for the period from fiscal 2002 through the end of fiscal 2004. With the completion of the minority stock issuance in June 2005, North Penn’s capital nearly doubled and equaled $12.8 million, or 12.14% of assets as of December 31, 2005. Earnings in fiscal 2006 and the first three months of fiscal 2007 have exceeded the Company’s modest dividend payments through March 31, 2007. As a result, the Company’s equity increased modestly since the minority stock issuance to equal $13.1 million as of March 31, 2007; the Company’s equity/assets ratio has diminished modestly as asset growth exceeded the rate of capital growth such that the equity/assets ratio decreased from 12.14% as of December 31, 2005, to 10.84% as of March 31, 2007. The Bank maintained capital surpluses relative to its regulatory capital requirements at March 31, 2007, and thus qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth.

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As discussed previously, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended December 31, 2002 to 2006, and for the twelve months ended March 31, 2007. The Company’s net earnings stayed within a narrow range from fiscal 2002 to fiscal 2004, ranging from $383,000 to $400,000, as modest fluctuations in core earnings elements (i.e., the net interest margin, non-interest operating income and operating expenses) were offset by non-operating income and expenses. The Company’s earnings since the end of fiscal 2005 have diminished owing to several factors including a one-time non-operating expense recorded in fiscal 2005, and as a result of a trend for higher operating expenses, which has more than offset the growth realized in the Company’s net interest margin and other non-interest operating income. These trends are described more fully below.

Net Interest Income

Net interest income diminished from fiscal 2002 to 2003 reflecting the impact of spread compression resulting from shrinking loan balances. This trend was reversed in fiscal 2004 with growth in net interest income during the year reflecting the benefit of both growth in the balance of loans outstanding and diminishing funding costs. Subsequently, the net interest margin has continued to expand as a result of the cost-free capital received in the minority stock issuance completed in fiscal 2005 and growth in the outstanding balance of loans as well as the restructuring of the loan portfolio to include a higher level of relatively higher yielding commercial mortgage loans. Specifically, since fiscal 2004, the Company’s net interest margin has increased from $2.7 million, equal to 2.91% of average assets to $3.5 million, equal to 3.10% of average assets for the twelve months ended March 31, 2007. Importantly, since the end of fiscal 2003, the ratio of net interest income to average assets has increased relatively modestly (i.e., from 2.91% of average assets in fiscal 2003 to 3.10% of average assets for the twelve months ended March 31, 2007) as the yield benefit from loan growth and the earnings benefit from the additional cost-free capital raised in the minority stock issuance have been partially mitigated by the Company’s increasing funding costs.

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Table 1.2

North Penn Bancorp, Inc.

Historical Income Statements

	As of the Fiscal Year Ended December 31,										For the 12 Months Ended March 31, 2007
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$5,834	6.38%	$5,042	5.42%	$4,807	5.15%	$5,344	5.60%	$7,032	6.25%	$7,294	6.45%
Interest Expense	(2,847)	-3.12%	(2,336)	-2.51%	(1,977)	-2.12%	(2,187)	-2.29%	(3,532)	-3.14%	(3,795)	-3.36%

Net Interest Income	$2,987	3.27%	$2,706	2.91%	$2,830	3.03%	$3,157	3.31%	$3,500	3.11%	$3,499	3.10%
Provision for Loan Losses	(40)	-0.04%	(15)	-0.02%	0	0.00%	(105)	-0.11%	(120)	-0.11%	(120)	-0.11%

Net Interest Income after Provisions	$2,947	3.22%	$2,691	2.89%	$2,830	3.03%	$3,052	3.20%	$3,380	3.00%	$3,379	2.99%
Other Operating Income	286	0.31%	346	0.37%	384	0.41%	287	0.30%	308	0.27%	303	0.27%
Operating Expense	(2,421)	-2.65%	(2,554)	-2.75%	(2,741)	-2.93%	(3,081)	-3.23%	(3,339)	-2.97%	(3,405)	-3.01%

Net Operating Income	$812	0.89%	$483	0.52%	$473	0.51%	$258	0.27%	$349	0.31%	$277	0.25%
One-Time Charitable Contributions	$—	0.00%	$—	0.00%	$—	0.00%	$(383)	-0.40%	0	0.00%	0	0.00%
Net Gain(Loss) on Sale of REO	—	0.00%	66	0.07%	57	0.06%	40	0.04%	29	0.03%	29	0.03%
Net Gain(Loss) on Sale of Investments	—	0.00%	(24)	-0.03%	8	0.01%	(55)	-0.06%	11	0.01%	28	0.02%
Prepayment Penalties on FHLB Advances	(160)	-0.18%	—	0.00%	—	0.00%	—	0.00%	0	0.00%	0	0.00%
Net Gain(Loss) on Sale of Loans	—	0.00%	81	0.09%	—	0.00%	—	0.00%	0	0.00%	0	0.00%

Total Non-Operating Income/(Expense)	$(160)	-0.18%	$123	0.13%	$65	0.07%	$(398)	-0.42%	$40	0.04%	$57	0.05%
Net Income Before Tax	$652	0.71%	$606	0.65%	$538	0.58%	$(140)	-0.15%	$389	0.35%	$334	0.30%
Income Taxes	(259)	-0.28%	(206)	-0.22%	(155)	-0.17%	16	0.02%	(74)	-0.07%	(70)	-0.06%

Net Income (Loss) Before Extraord. Items	$393	0.43%	$400	0.43%	$383	0.41%	$(124)	-0.13%	$315	0.28%	$264	0.23%
Estimated Core Net Income
Net Income	$393	0.43%	$400	0.43%	$383	0.41%	$(124)	-0.13%	$315	0.28%	$264	0.23%
Addback(Deduct): Non-Recurring (Inc)/Exp	160	0.18%	(123)	-0.13%	(65)	-0.07%	398	0.42%	(40)	-0.04%	(57)	-0.05%
Tax Effect (2)	(66)	-0.07%	50	0.05%	27	0.03%	(163)	-0.17%	16	0.01%	23	0.02%

Estimated Core Net Income	$487	0.53%	$327	0.35%	$345	0.37%	$111	0.12%	$291	0.26%	$230	0.20%
Memo:
Expense Coverage Ratio (3)	123.38%		105.95%		103.25%		102.47%		104.82%		102.76%
Efficiency Ratio (4)	73.97%		83.68%		85.28%		89.46%		87.68%		89.56%
Effective Tax Rate	39.72%		33.99%		28.81%		11.43%		19.02%		20.96%

(1)	Ratios are a percent of average assets.

(2)	Reflects tax effect at a 41% rate.

(3)	Net interest income divided by operating expenses.

(4)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: North Penn Bancorp’s prospectus.

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Data pertaining to the Company’s interest rate spreads are set forth in Exhibit I-4 and show that its spreads have declined modestly over the last two fiscal years. Specifically, the Company’s interest rate spread decreased from 3.21% in fiscal 2005, to 3.00% in fiscal 2006, and to 2.79% for the three months ended March 31, 2007. The diminished yield-cost spreads are the result of several factors including the flattening yield curve experienced over the last several fiscal years as the Federal Reserve Open Market Committee has increased the targeted Federal Funds rate 17 times in 25 basis point increments while longer term interest rates have increased at a much more modest pace. Additionally, the increased reliance on CDs and short-term FHLB advances to fund operations and the highly competitive loan market, particularly strong competition for the high credit quality relationships which North Penn seeks to build, have also been factors in the spread compression by increasing the cost of funds and limiting the Company’s yields, respectively. The initial reinvestment of the offering proceeds should increase net interest income as the funds are reinvested with longer-term earnings benefits realized through leveraging of the proceeds.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s local market area, which represents a relatively strong real estate market. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

For the 12 months ended March 31, 2007, loan loss provisions totaled $120,000, or 0.11% of average assets, which is relatively comparable to the modest level reported for the prior two fiscal years. The level of loan loss provisions reflects relatively strong asset quality and an absence of material chargeoffs; net chargeoffs have $8,000 or less over the last three fiscal years.

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Non-Interest Income

The contribution from non-interest income (before net gains) has remained relatively stable over the last five fiscal years, notwithstanding growth in loan and deposit balances. The Company’s non-interest income is generated from several sources, including the investment in BOLI, and from the core deposit base, in the form of various fees and charges on deposit accounts and transactions. A smaller portion of this income is obtained from other financial services including debit card interchange income and safe deposit box rentals. Non-interest operating income equaled $303,000, or 0.27% of average assets for the twelve months ended March 31, 2007.

Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, as well as de novo branching in fiscal 2005. In particular, cost increases have been associated with expanded commercial lending activities and the need to maintain compensation levels in line with the market in a highly competitive banking environment. Similarly, increasing benefit costs including the expense of the stock-based benefit plans and other employee benefits have also been a factor in increasing compensation costs. Reflecting the foregoing, operating expenses have increased from $2.4 million, or 2.65% of average assets in fiscal 2002, to $3.4 million, or 3.01% of average assets, for the twelve months ended March 31, 2007. Importantly, from an earnings perspective, recent balance sheet growth has increased the Company’s operating efficiency, as the ratio of operating expense to average assets has diminished from 3.23% in fiscal 2005 to 3.01% of average assets for the twelve months ended March 31, 2007. However, from a core earnings perspective, such improvements have been mitigated by the Company’s diminishing net interest margin.

Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans, as well as to the planned balance sheet growth initiatives which are currently underway. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should offset at least a portion of the anticipated expense increase.

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Non-Operating Income/Expense

The primary component of non-operating income and expense over the past five fiscal years has been gains and losses on the sale of REO and investment securities. Additionally, the Company reported a one-time non-recurring expense associated with the establishment of a charitable foundation in connection with the minority stock issuance completed in fiscal 2005, totaling $383,000. Non-operating income had a comparatively modest impact on earnings for the twelve months ended March 31, 2007, totaling $57,000, equal to 0.05% of average assets, and consisted solely of gains on the sale of REO and investments.

Taxes

The Company’s average tax rate has been trending downward since the end of fiscal 2002, from 38.72% to a 20.96% rate reported in for the twelve months ended March 31, 2007. The reduction in the Company’s average tax rate over the last five fiscal years has primarily been the result of increased investment in tax-exempt municipal securities and the increase in BOLI income, which is also tax exempt.

Efficiency Ratio

The Company’s efficiency ratio has increased modestly since fiscal 2002 as expansion of the net interest margin was more than offset by growth in operating expenses. Specifically, the efficiency ratio increased from 73.97% in fiscal 2002, to 89.46% in fiscal 2005, and has remained relatively stable thereafter and equaled 89.56% for the 12 months ended March 31, 2007. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit may be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

•	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

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•	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

•	Promoting transaction accounts and, when appropriate, longer term CDs;

•	Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Maintaining a strong capital level;

•	Increasing non-interest income to the extent possible with the constraints imposed by a competitive market;

•	Limiting investment in fixed assets and other non-earnings assets; and.

The gap analysis as of March 31, 2007 (see Exhibit I-5) as prepared by the Company, reflects that the Company maintains a cumulative asset-liability maturity mismatch of negative 45.1% of assets in the one year or less period and negative 28.8% in the five year or less period, indicating a liability sensitive position. Accordingly, North Penn’s earnings are subject to reduction pursuant to a rising interest rate environment.

Empirical data for the last several years with respect to the Company’s interest rate risk exposure is difficult to interpret as short term rates have risen significantly while longer term rates have increased only moderately which has served to compress the Company’s yield-cost spread. Moreover, there are numerous limitations inherent in such analyses and the gap analysis does not take into account factors such as the earnings impact of the credit risk of Company’s loans pursuant to changing interest rates.

Lending Activities and Strategy

Historically, the Company’s primary emphasis was the origination of 1-4 family residential mortgages. More recently, the Company shifted its focus to higher yielding lending, including primarily commercial real estate loans. Accordingly, the Company’s lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) commercial mortgage and C&I lending in conjunction with the intensified efforts to become a full-service community bank. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-6 and I-7. As of March 31, 2007, permanent first mortgage loans secured by residential properties totaled $43.9 million, equal to 45.3% of total

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loans, while construction loans, primarily secured by residential properties under construction and residential land development, represented another 1.6% of total loans while multi-family mortgage loans equaled 2.5% of total loans. In aggregate, mortgage loans excluding permanent mortgage loans on 1-4 family properties equaled 42.7% of total loans. Non-mortgage lending remains comparatively modest overall and equals 12.0% of total loans, primarily consisting of consumer loans.

Residential Lending

As of March 31, 2007, residential mortgage loans equaled $43.8 million, or 45.3% of total loans; the majority of the Company’s residential mortgage loans are fixed rate loans owing to market demand.

The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.

As a complement to the 1-4 family permanent mortgage lending activities, the Company also offers home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. HELOCs approximated $1.6 million as of March 31, 2007, while home equity loans totaled approximately $2.6 million (both these figures are included in the 1-4 family mortgage loan balance). When combined with the first mortgage loan, the Company will make home equity loans up to 75% LTV.

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in northeastern Pennsylvania and are generally originated by the Company but may include participation interests purchased from other local lenders. As of March 31, 2007, multi-family and commercial mortgage loans equaled $92.4 million (14.2% of loans). All such loans originated

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by the Company are secured by properties in Pennsylvania, with the majority located in northeastern Pennsylvania, including Lackawanna and Monroe Counties and contiguous areas.

Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five years of the loan (but may be fixed over a shorter period of one or three years), which are then subject to a call provision or rate adjustment. Such loans typically possess terms ranging from 1 to 5 years, with amortization periods of up to 25 years, and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times.

The typical commercial or multi-family loans that the Company will be seeking to make will have a principal balance in the range of $50,000 to $1 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. The largest commercial mortgage loan in the Company’s portfolio had a balance of $1.5 million as of March 31, 2007. Multi-family and commercial real estate loans are secured by hotels office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction. Such loans will be typically be collateralized by local properties.

Construction Loans

Construction lending has been relatively limited over the last five fiscal years, with such loans primarily extended to well-known builders and developers or to owners on a construction/permanent basis. The Company originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields. The Company generally limits such loans to known builders and developers with established relationships with the Company. The majority of the Company’s construction lending is in the Delaware Valley. Construction loans generally have variable rates of interest, terms of up to 9 months for a residential property and up to 12 months for commercial mortgage loans LTV ratios up to 95% for a residential construction loan and 80% for a commercial construction loan.

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Non-Mortgage Lending

The Company’s efforts to increase commercial lending have primarily centered around the development of real estate secured relationships, as non-mortgage commercial and industrial loans remains limited. As of March 31, 2007, commercial business loans totaled $1.7 million, equal to 1.8% of total loans. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

Consumer loans are generally offered to provide a full line of loan products to customers and consist primarily of automobile loans. Auto loans originated indirectly comprise the bulk of the consumer loan portfolio. Automobile loans are originated through relationships with automobile dealerships located in eastern Pennsylvania. Auto loans are secured by both new and late model used cars and are originated by in-house staff from applications submitted by the dealer.

Asset Quality

The Company’s asset quality has historically been strong and the level of non-performing assets (“NPAs”) is low currently. As reflected in Exhibit I-8, the NPA balance as of March 31, 2007, was $284,000, equal to 0.23% of assets, consisting of non-accruing loans ($184,000) and REO ($100,000). As of March 31, 2007, NPAs primarily consisted primarily delinquent mortgage loans and an REO property. The ratio of allowances to total loans equaled 1.19% while reserve coverage in relation to NPAs equaled 405.28% as of March 31, 2007 (see Exhibit I-9).

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Additionally, the Company has retained an independent loan review firm to perform a review of newly originated residential mortgage and consumer loans as

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well as annual review of commercial, multi-family and construction loans. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Such reviews are conducted by management on at least a quarterly basis.

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds. As of March 31, 2007, deposits totaled $86.8 million, which reflects 3.1% compounded annual growth since the end of fiscal 2002. As discussed previously, deposit growth was comparatively modest from fiscal 2002 through the end of fiscal 2005, in view of the limited need for funds based on the limited growth in the loan portfolio experienced over the period. Deposit growth increased in fiscal 2006 facilitated by the opening of a new full service office in fiscal 2005 and reflecting management’s intent to build the Company’s franchise and leverage capital, particularly following the completion of the minority stock issuance.

Lower costing savings and transaction accounts totaling $32.0 million comprised approximately 36.9% of the Company’s deposits at March 31, 2007 (see Exhibit I-10). The proportion of savings and transaction accounts to total deposits reflects a modest reduction since the end of fiscal 2004. In this regard, management has relied on CDs to fund a significant portion of the asset growth achieved over the last several years; CDs have increased from $43.0 million as of December 31, 2004, to $54.8 million as of March 31, 2007. The majority of CDs have remaining maturities of one year or less and as of March 31, 2007.

As of March 31, 2007, borrowed funds totaled $20.5 million, consisting solely of FHLB advances. The level of borrowings reflects a growth trend since fiscal 2005 as the Company has sought to leverage the capital, utilizing such funds to supplement growth in retail deposit balances. In the future, the Company may utilize FHLB advances more heavily in several ways as follows: (1) as an alternative source of liquidity to fund loan and other balance sheet growth; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if the yield curve should become positively sloped.

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Subsidiary

The only subsidiary of North Penn Bancorp is North Penn Bank. North Penn Bank has two subsidiaries: Norpenco, Inc. and North Penn Settlement Services, LLC. Norpenco’s is primarily involved in investing in equity securities of financial institutions. At March 31, 2007, Norpenco owned 42 different equity securities totaling $999,000 with the largest holding having a balance of $50,000. North Penn Settlement Services engages in joint ventures with local title insurance companies to provide title insurance and settlement services.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

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II. MARKET AREA

Introduction

Founded in 1877 and operating continuously since that time in Lackawanna County, Pennsylvania, the Company currently conducts operations out of its main office in Scranton, Pennsylvania, and a total of two branch offices in Lackawanna County and two branch offices in contiguous Monroe County, Pennsylvania, southeast of Lackawanna County. The major portion of the Company’s deposit activities are conducted within the markets served by the retail branches and surrounding region, while lending activities extend to contiguous counties in the northeastern part of Pennsylvania. A map showing the Company’s office coverage is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

North Penn Bancorp, Inc.

Map of Branch Locations

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The Company’s competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy is fairly diversified, with services, wholesale/retail trade and government constituting the basis of the primary market area economy.

Future growth opportunities for North Penn depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of North Penn’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

Market Area Demographics

Key demographic and economic indicators in the Company’s market include population, number of households and household/per capita income levels. Demographic data for Lackawanna and Monroe Counties, as well as comparative data for Pennsylvania and the U.S., is provided in Table 2.1.

In the 1800s, anthracite coal was discovered in Lackawanna County, and as a result, the county’s population grew and the economy thrived, becoming an area of hard-working coal miners and railroaders. However, with the collapse of the mining industry in the 1950s, came a downturn in the economy, leading to a decline in population that is still affecting the county today, as Lackawanna County shows a decline of 0.1% in the population and a minimal amount of growth in households from 2000 to 2006. In 2006, Lackawanna County had approximately 212,000 residents and 87,000 households. Monroe County, however, is one of the fastest growing counties in Pennsylvania. The primary reason for such growth is the proximity to northern New Jersey and New York City, as many residents of this Pennsylvania county make a long commute to the New York/New Jersey area. The lower housing costs and availability of land are attractive to these residents, along with a large recreational and tourism industry, due to the presence of the Pocono Mountains and related resorts. As shown in Table 2.1, since 2000, population and household growth have been strong in Monroe County, exceeding the comparable Pennsylvania and nationwide growth measures. As of 2006, Monroe County had approximately 167,000 residents and 60,000 households. Population and household growth for the primary market area counties are projected to be consistent with recent historical trends over the next five years.

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Table 2.1

North Penn Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2006	2011	2000-06	2006-2011
Population(000)
United States	281,422	303,582	323,786	1.3%	1.3%
Pennsylvania	12,281	12,590	12,833	0.4%	0.4%
Monroe County	139	167	196	3.2%	3.3%
Lackawanna County	213	212	211	-0.1%	0.0%

Households(000)
United States	105,480	114,050	121,863	1.3%	1.3%
Pennsylvania	4,777	4,937	5,057	0.6%	0.5%
Monroe County	49	60	71	3.3%	3.3%
Lackawanna County	86	87	88	0.2%	0.1%

Median Household Income($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Pennsylvania	40,108	50,132	60,151	3.8%	3.7%
Monroe County	46,282	55,922	65,026	3.2%	3.1%
Lackawanna County	34,434	43,464	51,943	4.0%	3.6%

Per Capita Income($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Pennsylvania	20,880	26,797	33,188	4.2%	4.4%
Monroe County	20,011	24,588	29,616	3.5%	3.8%
Lackawanna County	18,710	24,144	29,829	4.3%	4.3%

2006 HH Income Dist.(%)	Less Than $25,000	$25,000 to $50,000	$50,000 to $100,000	Over $100,000
United States	22.7%	25.8%	31.8%	19.8%
Pennsylvania	23.5%	26.3%	32.2%	18.0%
Monroe County	19.0%	25.0%	36.6%	19.5%
Lackawanna County	29.0%	27.5%	30.0%	13.5%

Sources: SNL Financial, LC. and ESRI Business Information Solutions

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Median household income levels in the markets served by the Company are $43,464 for Lackawanna County and $55,922 for Monroe County as of 2006. Lackawanna County’s income is relatively low in comparison to both the state and national averages of $50,132 and $51,546, while Monroe County exceeded both the averages, respectively. Per capita income levels as of 2006 equaled $24,144 and $24,588 for Lackawanna and Monroe Counties, respectively, which were slightly below the state and national aggregates. Household income distribution patterns provide empirical support for earlier statements regarding the Company’s market. Lackawanna County’s comparatively stagnant economy and Monroe County’s rapid growth are revealed in Table 2.1, as less than half or 43.5% of Lackawanna County’s households had income levels above $50,000 annually in 2006, while 56.1% of Monroe County’s residents had household income levels in excess of $50,000, for the same time period.

Local Economy

The economy of the Company’s primary market area relies on a number of key sectors. Similar to statewide data, services, government and trade play a major role in the local market area economy. Manufacturing and finance/insurance/real estate jobs also constitute major employment sectors regionally. The market area is influenced by the presence of the Pocono Mountain region, which is a popular resort and recreation area for both in-state and out-of-state residents. Thus, tourism and recreation (year round) are a large part of the local economy. The market has increasingly become attractive as a “bedroom” community for commuters to northern New Jersey, New York City, or Philadelphia, as a result of the area’s comparative affordability. In addition, Interstate-80 crosses into Pennsylvania through Monroe County, resulting in a concentration of travel/trade related employment, as Interstate-80 is a major east-west highway, particularly a westward route from the New York City/northern New Jersey metropolitan area. Major employers in Monroe County include recreational companies such as Camelback Ski

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Corporation, Pocono Manor Inn and Golf Resort, Shawnee Inn, Skytop Lodge Corp, Resorts USA, Inc., and wholesale/retail trade companies such as Roadway Express and Wal-Mart Distribution Center. In Lackawanna County, diversified manufacturing, corporate bank-office, and service industries have replaced the coal-mining and railroading operations as the basis of the economy. The largest employers in Lackawanna County are provided below in Table 2.2 and include manufacturing firms such as Procter & Gamble and Cinram Manufacturing, as well as many health care service-related companies and hospitals such as Allied Services and Mercy Hospital.

Table 2.2

Lackawanna County’s Largest Employers

Company	Product	Employment
Tobyhanna Army Depot	Electronics	2,780
Mercy Hospital	Health Care	2,352
Allied Services	Rehabilitative Health Care	2,300
Procter & Gamble	Paper Products	2,300
Cinram Manufacturing	DVDs and CDs	1,794
Lackawanna County	County Government	1,518
Diocese of Scranton	Church/School	1,420
Community Medical Center	Health Care	1,386
Moses Taylor Hospital	Health Care	1,334
Scranton School District	Public School District	1,052
University of Scranton	Higher Education	1,030
Gertrude Hawk Chocolates	Candy	1,025
Bank of America	Bank Customer Service	1,000
CIGNA Healthcare	Insurance Service Provider	900
Gerrity’s Super Markets	Grocery Stores	900

Source: Greater Scranton Chamber of Commerce

Employment data shown in Table 2.3 shows that Monroe County reported a slightly lower employment concentration in services and higher concentrations of employment in trade and government than the State of Pennsylvania, while Lackawanna County recorded services and trade employment at levels modestly above the state average. Manufacturing employment was higher in Lackawanna County compared to Monroe County and Pennsylvania.

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Table 2.3

Primary Market Area Employment Sectors

(Percent of Labor Force) (1)

Employment Sectors	Pennsylvania	Monroe	Lackawanna
Services	42.3%	37.9%	43.4%
Wholesale/Retail Trade	15.3	16.8	17.3
Government	11.5	16.4	10.1
Fin., Ins., Real Estate	7.7	7.5	7.6
Manufacturing	10.2	7.2	10.6
Construction	5.5	7.4	4.9
Transport & Warehousing	3.5	5.2	3.2
Agriculture	1.1	0.4	0.3
Other	2.9	1.2	2.6

	100.0%	100.0%	100.0%

(1)	Data is as of 2004.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for Monroe and Lackawanna Counties, as well as for the U.S. and Pennsylvania, are shown in Table 2.4. Monroe County’s February 2007 unemployment rate of 4.9% and Lackawanna County’s unemployment rate of 5.0% were both higher than the comparable Pennsylvania unemployment rate of 4.0% and the U.S. unemployment rate of 4.5%. Consistent with the U.S. and Pennsylvania unemployment trends, both Monroe and Lackawanna County’s February 2007 unemployment rates were lower compared to the year ago rates of 5.9%.

Table 2.4

Unemployment Trends (1)

Region	February 2006 Unemployment	February 2007 Unemployment
United States	4.8%	4.5%
Pennsylvania	4.6	4.0
Monroe County	5.9	4.9
Lackawanna County	5.9	5.0

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

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Page 2.7

Market Area Deposit Characteristics

The Company’s retail deposit base is closely tied to the economic fortunes of northeastern Pennsylvania and, in particular, the markets that are nearby to each of North Penn’s branch office locations. Table 2.5 displays deposit market trends over recent years for Monroe and Lackawanna Counties as of June 30, 2006. Annual deposit growth in Monroe and Lackawanna Counties over the last several years has approximated 7.5% and 5.1%, respectively. The market is dominated by commercial banks in Monroe and Lackawanna Counties, which hold approximately 60% and 94% of the market share. Competition for deposits in Pennsylvania in general is intense as consolidation in the market has been comparatively limited and as a result, there are numerous community bank competitors as well as larger superregional banks competing for the same customers. The Company’s annual deposit growth in Monroe County approximated 0.6% and deposits grew at a faster pace in Lackawanna County at a 5.8%, which was higher than the 5.1% growth for the county during the same time period.

The proceeds from the Second Step Conversion will enhance the Company’s competitiveness by providing increased operating flexibility, including the ability to grow while also raising its public profile as a full stock public company.

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Table 2.5

North Penn Bancorp, Inc.

Monroe County Deposit Detail

Company Name	Institution Name	Headquarters City	HQ State	Type	# of Brchs	Total Deposits as of June 30,			Market Share as of 2006	2004-2006 CAGR
						2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
PNC Financial Services Group	PNC Bank NA	Pittsburgh	PA	Bank	11	$413,505	$469,018	$498,162	24.12%	9.76%
ESSA Bancorp Inc.	ESSA Bank & Trust	Stroudsburg	PA	Thrift	11	$339,645	$361,598	$396,497	19.20%	8.05%
Royal Bank of Scotland Group	Citizens Bank of PA	Philadelphia	PA	SB	12	$277,618	$292,145	$294,334	14.25%	2.97%
Palm Bancorp	First NB of Palmerton	Palmerton	PA	Bank	4	$206,008	$210,645	$229,078	11.09%	5.45%
Wachovia Corp.	Wachovia Bank NA	Charlotte	NC	Bank	4	$124,260	$144,930	$169,564	8.21%	16.82%
Pocono Community Bank	Pocono Community Bank	Stroudsburg	PA	Bank	3	$105,267	$108,489	$111,515	5.40%	2.92%
KNBT Bancorp Inc.	Keystone Nazareth B&TC	Bethlehem	PA	SB	6	$80,619	$82,957	$86,168	4.17%	3.38%
NBT Bancorp Inc.	NBT Bank NA	Norwich	NY	Bank	7	$74,274	$72,508	$80,001	3.87%	3.78%
Harleysville National Corp.	Harleysville National B&TC	Harleysville	PA	Bank	1	$40,754	$42,176	$47,636	2.31%	8.11%
Penseco Financial Services	Penn Security B&TC	Scranton	PA	Bank	2	$32,613	$32,312	$36,547	1.77%	5.86%
Norwood Financial Corp.	Wayne Bank	Honesdale	PA	Bank	3	$15,736	$29,172	$32,808	1.59%	44.39%
M&T Bank Corp.	Manufacturers & Traders TC	Buffalo	NY	Bank	1	$21,844	$24,313	$28,448	1.38%	14.12%
Citizens Savings Bank	Citizens Savings Bank	Clarks Summit	PA	Thrift	1	$30,376	$27,941	$26,327	1.27%	-6.90%
North Penn Bancorp Inc. (MHC)	North Penn Bank (MHC)	Scranton	PA	SB	2	$21,184	$17,362	$21,419	1.04%	0.55%
Comm Bancorp Inc.	Community Bank & Trust Co.	Clarks Summit	PA	Bank	1	$3,979	$9,253	$7,097	0.34%	33.55%

						$1,787,682	$1,924,819	$2,065,601	100.00%	7.49%

Source: SNL Securities.

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Page 3.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of North Penn’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of North Penn is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to North Penn, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 170 publicly-traded institutions nationally, including approximately 40 publicly-traded MHC and,

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thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since North Penn will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Company. In the selection process, we applied the following “screens” to the universe of all publicly traded full stock companies:

Screen #1. Mid-Atlantic Institutions with total assets less than $750 million and return on equity ratios of less than 10.0%. All eight of the companies meeting the foregoing search criteria was profitable on a core basis and were included in the valuation peer group. Pamrapo Bancorp of New Jersey which otherwise met the Peer Group selection criteria had an ROE in excess of 10% annually and was thus excluded from valuation Peer Group.

Screen #2. New England institutions with total assets less than $500 million and return on equity ratios of less than 10.0%. Four companies met the criteria for Screen #2 and two were included in the Peer Group including: Mayflower Co-Operative Bank of MA and New England Bancshares, Inc. of CT. Chicopee Bancorp of MA and Newport Bancorp of RI which otherwise met the foregoing selection criteria were excluded owing to the recency of their respective standard conversion offerings (both were concluded in July 2007) such that their earnings do not reflect a full years benefit of their respective conversion proceeds.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies. While there are expectedly some differences between the Peer Group companies and North Penn, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of North Penn’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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Page 3.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 18, 2007(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$728	13	September	June-88	$17.70	$53
THRD	TF Fin. Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$662	14	December	July-94	$30.15	$88
ABNJ	American Bancorp of NJ	NASDAQ	Bloomfield, NJ	Thrift	$554	2	September	October-07	$11.15	$142
FKFS	First Keystone Fin., Inc of PA	NASDAQ	Berwick, PA	Thrift	$522	8	September	January-95	$19.10	$46
WSB	Washington SB, FSB of Bowie MD	AMEX	Bowie, MD	Thrift	$434 D	5	July	August-88	$8.53	$64
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$390	6	June	November-93	$16.40	$38
ESBK	Elmira Svgs Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$371 D	6	December	March-85	$26.26	$35
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$303	4	December	March-05	$12.17	$103
NEBS	New England Bnchrs Inc. of CT	NASDAQ	Enfield, CT	Thrift	$276 D	8	March	December-05	$12.90	$69
MFLR	Mayflower Co-Op. Bank of MA	NASDAQ	Middleboro, MA	Thrift	$239 D	6	April	December-87	$10.39	$22

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(3) BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•

Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a comparatively high ratio of leveraging, with investments and borrowings comprising significant balance sheet components. The ROA approximates the Peer Group average reflecting the limited spreads on the wholesale aspects of its operations which are offset by correspondingly low operating expenses. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and a significant investment in MBS. Credit quality measures are less favorable than the Peer Group average, both in terms of the level of non-performing loans/loans and the reserve coverage ratio.

•

TF Financial Corp of PA with assets of $662 million operates through a total of 14 branches in Pennsylvania and New Jersey within the Philadelphia metropolitan area. The asset structure reflects a higher proportion of loans overall in comparison to the Peer Group average, with the majority of loans invested in 1-4 family mortgage loan portfolio. The relatively high ratio of loans provides TF Financial a relatively strong net interest margin and ROA. NPAs are comparable to the Peer Group average while reserve coverage in relation to loans and NPAs falls below the Peer Group average.

•

American Bancorp of NJ has $554 million of total assets and operates through two branch offices in northern New Jersey thereby operating with the most limited branch network of any Peer Group company. Enhancing the comparability to the Company, American Bancorp has a relatively high capital ratio reflecting the impact of the completion of its second step conversion in October 2005. Notwithstanding the strong capital ratio, operating returns are below the Peer Group average reflecting the limited spreads generated through its residential mortgage lending emphasis (the impact of the recent efforts to build commercial lending have been limited).

•

First Keystone Financial, Inc. of PA with assets of $522 million operates through a total of 8 branches in Pennsylvania within the Philadelphia metropolitan area. First Keystone operates with a highly leveraged equity position. Other key balance sheet aggregates are otherwise relatively comparable to the Peer Group averages. First Keystone Financial’s ROA is the lowest of the ten Peer Group companies, reflecting its comparatively modest net interest margin. The loan portfolio reflects an emphasis on 1-4 family residential mortgage lending while credit quality measures appear to be unfavorable in comparison to the Peer Group averages, both in terms of the ratio of NPAs and the reserve coverage.

•

Washington Savings Bank of MD. is a $434 million assets thrift operating through 5 offices in suburban Washington, DC. The balance sheet reflects a relatively high ratio of investment securities as Washington Savings Bank seeks

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Page 3.5

to leverage its relatively strong equity ratio. The ROA is above the Peer Group average reflecting the strong capital position and strong yields on the comparatively large construction loan portfolio.

•

WVS Financial Corp of PA. with assets of $390 million operates through a total of 6 branches within the Pittsburgh metropolitan area. The balance sheet reflects a significant wholesale element, as MBS and investments constitute the majority of assets while borrowed funds comprise the largest segment of liabilities. Not unexpectedly given the balance sheet composition, the net interest income ratio is comparatively thin, offset by very low operating costs providing for an ROA which is only modestly below the Peer Group average. WVS Financial operates with a low risk-weighted asset ratio and limited credit risk exposure as a result of significant investment in securities and MBS.

•

Elmira Savings Bank, FSB of NY. is a $371 million institution operating through 6 offices in the southern tier of New York State. Equity is relatively leveraged owing to recent growth in borrowings while the loan portfolio composition reflects the recent emphasis on commercial mortgage, C&I lending and consumer lending. However, the ROA is comparatively modest reflecting the impact of recent spread compression. Credit quality measures, including the ratio of NPAs and reserve coverage are favorable in comparison to the Peer Group average.

•

Rome Bancorp of NY has $303 million of total assets and operates through four retail banking offices in upstate New York. Enhancing the comparability to the Company, Rome Bancorp has a relatively high capital ratio reflecting the impact of the completion of its second step conversion in March 2005, as well as its operations in relatively small limited growth market similar to the Scranton area. Rome Bancorp’s strong capital ratio supports its relatively high ROA, while the ROE is comparatively modest. Like the Company, Rome Bancorp has engaged in commercial and consumer lending. While loan loss provisions have been modest, the NPAs/Assets ratio is modestly above the Peer Group average.

•

New England Bancshares of CT has $276 million of total assets and operates through eight retail banking offices in northern Connecticut. Enhancing the comparability to the Company, New England Bancshares has a relatively high capital ratio reflecting the impact of the completion of its second step conversion in December 2005. Notwithstanding both the high capital ratio and high ratio of loans/assets, New England Bancshares ROA is comparatively modest, reflecting its high operating expense ratio. Asset quality is strong in comparison to the Peer Group and industry averages, both in terms of the level of NPAs and reserve coverage in relation to NPAs.

•

Mayflower Co-Operative Bank of MA with assets of $239 million operates through a total of 6 branches in eastern Massachusetts. Mayflower Co-Operatives balance sheet is generally similar to the Peer Group average, with the most

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significant disparities being the modestly lower ratio of loans and higher level of funding through deposits. The ROA measure is below the Peer Group average, primarily as a result of high operating expenses.

In aggregate, the Peer Group companies maintain a slightly higher level of capital as the industry average (12.54% of assets versus 12.39% for all public companies), generate a higher level of core earnings as a percent of average assets (0.59% core ROAA for the Peer Group and 0.52% for all public companies), and generate a slightly higher ROE based on core earnings (5.86% core ROE versus 5.03% for all public companies). Overall, the Peer Group’s average P/E ratio was comparable to the respective average for all publicly traded thrifts while the Peer Group’s P/B and P/TB ratios were at a modest discount to all publicly traded thrift institutions.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,000	$448
Market Capitalization ($Mil)	$433	$66
Equity/Assets (%)	12.39%	12.54%
Core Return on Average Assets (%)	0.52%	0.59%
Core Return on Average Equity (%)	5.03%	5.86%
Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	20.54x	18.46x
Price/Book (%)	142.65%	124.63%
Price/Tangible Book (%)	160.45%	126.85%
Price/Assets (%)	17.71%	15.71%

(1)	Based on market prices as of May 18, 2007.

Ideally, the Peer Group companies would be comparable to North Penn in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to North Penn, as will be highlighted in the following comparative analysis.

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Page 3.7

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company’s ratios reflect balances as of March 31, 2007, while the Peer Group’s ratios are as of the latest date for which financial data is publicly available (December 31, 2006 or March 31, 2007). North Penn’s equity-to-assets ratio of 10.9% was below the Peer Group’s average net worth ratio of 12.5%, prior to the completion of the Offering. All of the Company’s equity consisted of tangible equity while intangibles maintained by the Peer Group averaged 0.2% of assets, translating into a tangible equity-to-assets ratio of 12.4% on average for the Peer Group. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in North Penn’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The Company’s asset composition reflects a slightly higher concentration of loans to assets, at 78.8% versus a 61.2% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (14.8% of assets versus 33.8% for the Peer Group). Overall, the Company’s interest-earning assets (“IEA”) approximated 93.6% of assets, which was lower than the Peer Group ratio of 95.0%. The Company’s lower IEA ratio reflects, in part, the relatively high investment in fixed assets in comparison to the Peer Group (i.e., the average deposits per branch is relatively small for the Bank). On a pro forma basis, the Company’s IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

The Company’s deposits equaled 71.6% of assets, which was above the Peer Group average of 67.0%. Borrowings were utilized to a comparable degree by the Peer Group, based on a ratio of 16.9% for the Company, which fell between the Peer Group median and average. Total interest-bearing liabilities (“IBL”) maintained by North Penn and the Peer Group, equaled 88.5% and 86.5% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

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Page 3.8

Table 3.2

Balance Sheet Composition and Growth Rates

North Penn Bancorp, Inc. and the Comparable Group

As of March 31, 2007

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock
North Penn Bancorp, Inc.
March 31, 2007		2.3%	12.5%	78.8%	71.6%	16.9%	0.0%	10.9%	0.0%	10.9%	0.0%
All Public Companies
Averages		4.6%	19.7%	70.2%	68.9%	17.1%	0.7%	12.1%	1.1%	11.0%	0.0%
Medians		3.3%	17.5%	70.4%	70.3%	15.7%	0.0%	10.6%	0.2%	9.0%	0.0%
State of PA
Averages		5.1%	32.7%	56.5%	65.8%	21.7%	1.0%	10.4%	1.6%	8.8%	0.0%
Medians		3.0%	27.8%	60.8%	67.9%	18.3%	0.2%	9.6%	0.4%	6.6%	0.0%
Comparable Group
Averages		3.1%	30.7%	61.2%	67.0%	18.9%	0.6%	12.5%	0.2%	12.4%	0.0%
Medians		2.7%	27.9%	61.5%	69.4%	15.5%	0.0%	9.2%	0.0%	8.8%	0.0%
Comparable Group
ABNJ	American Bancorp of NJ	5.9%	12.6%	76.4%	71.5%	7.7%	0.0%	19.6%	0.0%	19.6%	0.0%
ESBK	Elmira Svgs Bank, FSB of NY(1)	5.3%	27.7%	60.5%	77.7%	15.0%	0.0%	6.6%	0.1%	6.6%	0.0%
FSBI	Fidelity Bancorp, Inc. of PA	1.2%	33.3%	62.4%	58.2%	33.1%	1.4%	6.3%	0.4%	6.0%	0.0%
FKFS	First Keystone Fin., Inc of PA	6.6%	28.0%	59.8%	69.7%	18.1%	4.1%	6.7%	0.0%	6.7%	0.0%
MFLR	Mayflower Co-Op. Bank of MA(1)	2.8%	35.2%	57.1%	82.2%	9.1%	0.0%	8.1%	0.0%	8.1%	0.0%
NEBS	New England Bnchrs Inc. of CT(1)(3)	3.6%	21.3%	70.2%	62.7%	15.6%	0.0%	20.6%	0.6%	20.0%	0.0%
ROME	Rome Bancorp, Inc. of Rome NY	2.6%	2.2%	88.1%	65.5%	7.7%	0.0%	25.1%	0.0%	25.1%	0.0%
THRD	TF Fin. Corp. of Newtown PA	1.5%	18.5%	75.1%	73.3%	15.3%	0.0%	10.2%	0.7%	9.5%	0.0%
WVFC	WVS Financial Corp. of PA	0.5%	82.6%	15.5%	40.1%	50.8%	0.0%	7.9%	0.0%	7.9%	0.0%
WSB	Washington SB, FSB of Bowie MD(1)	1.0%	45.7%	47.3%	69.0%	16.4%	0.0%	14.2%	0.0%	14.2%	0.0%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
North Penn Bancorp, Inc.
March 31, 2007		10.02%	-4.06%	13.35%	5.13%	43.95%	3.04%	3.04%	9.90%	9.49%	11.92%
All Public Companies
Averages		5.27%	-0.81%	8.12%	6.60%	-3.26%	4.10%	0.00%	10.73%	10.50%	17.37%
Medians		4.52%	-3.90%	7.23%	4.98%	-3.32%	3.90%	0.00%	9.34%	9.18%	14.46%
State of PA
Averages		1.77%	-4.41%	7.74%	5.62%	-8.59%	11.89%	9.82%	10.61%	9.00%	18.54%
Medians		1.22%	-4.64%	7.67%	3.68%	-7.78%	6.27%	6.69%	9.31%	8.11%	15.35%
Comparable Group
Averages		0.03%	-14.15%	6.23%	3.20%	-0.79%	3.43%	3.68%	15.09%	12.60%	20.83%
Medians		0.17%	-8.76%	7.02%	3.18%	-6.16%	5.54%	5.54%	14.91%	11.77%	24.40%
Comparable Group
ABNJ	American Bancorp of NJ	7.37%	-19.15%	13.67%	20.35%	-18.63%	-15.37%	-15.37%	15.62%	15.62%	27.18%
ESBK	Elmira Svgs Bank, FSB of NY(1)	11.43%	5.67%	9.95%	19.47%	-15.27%	8.11%	8.72%	NA	NA	11.42%
FSBI	Fidelity Bancorp, Inc. of PA	2.64%	-14.23%	15.82%	6.01%	-2.74%	9.76%	10.55%	NA	7.42%	12.66%
FKFS	First Keystone Fin., Inc of PA	0.42%	-0.07%	1.77%	0.32%	-6.16%	27.10%	27.10%	9.31%	9.33%	15.35%
MFLR	Mayflower Co-Op. Bank of MA(1)	-0.09%	-3.30%	0.36%	-0.07%	-3.92%	3.46%	3.55%	NA	NA	NA
NEBS	New England Bnchrs Inc. of CT(1)(3)	9.68%	-38.18%	41.49%	3.47%	65.39%	0.31%	0.48%	NA	NA	25.88%
ROME	Rome Bancorp, Inc. of Rome NY	-3.30%	-70.76%	5.52%	-3.62%	NM	-18.86%	-18.86%	21.23%	21.23%	28.90%
THRD	TF Fin. Corp. of Newtown PA	-1.69%	-1.36%	-2.24%	4.40%	-27.30%	8.74%	9.53%	NA	NA	16.29%
WVFC	WVS Financial Corp. of PA	-13.44%	-16.69%	8.52%	2.88%	-25.53%	5.50%	5.50%	NA	7.79%	24.40%
WSB	Washington SB, FSB of Bowie MD(1)	-12.68%	16.57%	-32.59%	-21.23%	27.01%	5.57%	5.57%	14.20%	14.20%	25.41%

(1)	Financial information is as of or for the 12 months ended December 31, 2006.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.9

North Penn posted higher annual asset growth than the Peer Group, at 10.02% and 0.03%, respectively. In this regard, balance sheet growth rates for the Company are calculated for the twelve months ended March 31, 2007, while growth rates for the Peer Group are for the most recent twelve month period for which data is publicly available. The Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2005. In this regard, the Company has employed additional loan officers and otherwise sought to expand the loan portfolio. The results of such efforts are evidenced in the rate of growth of the loan portfolio, which increased at a 13.35% for the Company versus 6.23% growth for the Peer Group’s loan portfolio. The portfolio of cash, investment and MBS diminished for both the Company and the Peer Group, at rates equal to 4.06% and 14.15%, respectively, as funds were redeployed into whole loans by both.

The Company’s deposit growth rate modestly exceeded the Peer Group average as North Penn sought to fund targeted asset growth. Importantly, as discussed in the financial analysis in Section One, much of the Company’s deposit growth has been accomplished with CDs which the Company has priced on a highly competitive basis in order to realize the targeted growth objectives. Borrowed funds increased more significantly for the Company (43.95% growth for North Penn versus 0.79% shrinkage on average for the Peer Group) reflecting the need for funds in excess of the level generated through new deposits.

The Company’s capital increased by 3.04% which compared closely to the average capital growth rate of 3.43% posted by the Peer Group. The modest growth rate of capital for both the Bank and the Peer Group is the result of their modest earnings levels and the adoption of dividend and capital management strategies by both the Company and the Peer Group. On a post-offering basis, the Company’s capital growth rate is expected to remain comparatively modest as the benefit of reinvestment of the Offering proceeds may be offset by potential share repurchases, the payment of dividends and as expenses may likely increase reflecting the impact of the expanded stock benefit plans.

RP® Financial, LC.

Page 3.10

Income and Expense Components

Table 3.3 displays comparative statements of operations for the Company and the Peer Group. North Penn and the Peer Group reported net income to average assets ratios of 0.23% and 0.60%, respectively. The Company’s lower ROA is the primarily result of its high operating expense ratio and more modest non-interest fee income, which were only partially offset by its slightly higher ratio of net interest income to average assets.

The Company’s interest income ratio exceeded the Peer Group average which was partially offset by the higher ratio of interest expense to average assets in comparison to the Peer Group. The Company’s higher interest income ratio was the result of its higher yield on interest-earning assets (6.30% versus 5.68% for the Peer Group) and is attributable to the Company’s slightly higher ratio of loans overall coupled with the composition of the loan portfolio, particularly the relatively higher proportion of commercial loans in relation to the Peer Group average. The Company’s higher interest expense ratio, 3.28% versus 2.78% of average assets for the Peer Group reflects: (1) the impact of the recent growth initiatives by North Penn which were funded, in part, by CDs priced on a highly competitive basis in relation to the prevailing market; and (2) the increased utilization of short term borrowed funds which carry a relatively high cost in relation to core deposits. North Penn’s interest expense ratio is expected to diminish on a pro forma basis, as the Offering proceeds will represent interest-free funds for the Company. Overall, the Company’s net interest income ratio of 3.02% compared favorably to the Peer Group average of 2.90% as previously noted.

Non-interest operating income is a slightly lower contributor to North Penn’s earnings relative to the Peer Group, at 0.26% and 0.43%, respectively, in part reflecting competitive conditions which have limited the Company’s ability to expand fee income. However, the relatively modest level of non-interest fee income in relation to industry averages (i.e., all publicly-traded savings institutions reported non-interest fee income equal to 0.66% of average assets) enhances their overall comparability and is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been limited for both the Company and the Peer Group.

RP® Financial, LC.

Page 3.11

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

North Penn Bancorp, Inc. and Comparables

For the 12 Months Ended March 31, 2007

		Net Income	Net Interest Income				NII After Provis.	Other Income			Total Other Income	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			Income	Expense	NII	Loss Provis. on IEA		Loan Fees	R.E. Oper.	Other Income		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread
North Penn Bancorp, Inc.
March 31, 2007		0.23%	6.30%	3.28%	3.02%	0.10%	2.92%	0.00%	0.00%	0.26%	0.26%	2.94%	0.00%	0.05%	0.00%	6.68%	3.91%	2.77%	$3,108	20.96%
All Public Companies
Averages		0.52%	5.77%	3.01%	2.76%	0.09%	2.67%	0.03%	0.00%	0.63%	0.66%	2.54%	0.03%	0.03%	0.00%	6.12%	3.48%	2.65%	$5,603	32.38%
Medians		0.57%	5.69%	3.01%	2.74%	0.07%	2.66%	0.00%	0.00%	0.51%	0.52%	2.50%	0.00%	0.01%	0.00%	6.02%	3.47%	2.70%	$4,552	33.04%
State of PA
Averages		0.52%	5.39%	3.09%	2.30%	0.05%	2.26%	0.01%	0.00%	0.49%	0.50%	2.01%	0.04%	-0.03%	0.00%	5.78%	3.51%	2.27%	$5,553	25.89%
Medians		0.57%	5.48%	3.03%	2.25%	0.04%	2.16%	0.00%	0.00%	0.47%	0.49%	2.02%	0.00%	0.00%	0.00%	5.78%	3.51%	2.10%	$5,114	27.37%
Comparable Group
Averages		0.60%	5.68%	2.78%	2.90%	0.03%	2.86%	0.03%	0.01%	0.39%	0.43%	2.44%	0.01%	0.00%	0.01%	5.95%	3.19%	2.75%	$4,979	30.98%
Medians		0.52%	5.61%	2.65%	2.93%	0.04%	2.94%	0.00%	0.00%	0.41%	0.44%	2.57%	0.01%	0.01%	0.00%	5.93%	3.20%	2.96%	$4,313	34.44%
Comparable Group
ABNJ	American Bancorp of NJ	0.24%	5.14%	2.67%	2.47%	0.09%	2.38%	0.00%	0.00%	0.24%	0.24%	2.25%	0.00%	0.00%	0.00%	5.36%	3.52%	1.84%	$7,593	35.84%
ESBK	Elmira Svgs Bank, FSB of NY(1)	0.49%	5.47%	2.64%	2.84%	-0.08%	2.92%	0.00%	0.00%	0.53%	0.53%	2.52%	0.03%	-0.24%	0.00%	5.73%	2.85%	2.89%	$4,127	26.28%
FSBI	Fidelity Bancorp, Inc. of PA	0.57%	5.49%	3.58%	1.91%	0.11%	1.80%	0.04%	-0.02%	0.45%	0.46%	1.70%	0.01%	0.07%	0.06%	5.67%	3.85%	1.82%	$4,988	18.58%
FKFS	First Keystone Fin., Inc of PA	0.16%	5.47%	3.46%	2.02%	0.16%	1.86%	0.00%	-0.02%	0.66%	0.64%	2.47%	0.00%	-0.06%	0.00%	5.84%	3.72%	2.12%	$4,499	NM
MFLR	Mayflower Co-Op. Bank of MA(1)	0.46%	5.48%	2.46%	3.01%	0.05%	2.96%	0.07%	0.00%	0.36%	0.43%	2.73%	0.01%	0.06%	0.00%	5.72%	2.69%	3.03%	NM	35.16%
NEBS	New England Bnchrs Inc. of CT(1)(3)	0.38%	5.73%	2.24%	3.49%	0.09%	3.40%	0.00%	0.00%	0.35%	0.35%	3.16%	0.03%	0.01%	0.00%	6.03%	2.88%	3.16%	NM	NM
ROME	Rome Bancorp, Inc. of Rome NY	1.12%	5.76%	1.25%	4.51%	0.01%	4.50%	0.00%	0.00%	0.65%	0.65%	3.44%	0.00%	0.01%	0.00%	6.14%	1.76%	4.38%	$3,029	34.61%
THRD	TF Fin. Corp. of Newtown PA	0.85%	5.75%	2.48%	3.27%	0.01%	3.26%	0.00%	0.00%	0.50%	0.51%	2.61%	0.01%	0.03%	0.00%	6.03%	2.79%	3.24%	$3,501	28.05%
WVFC	WVS Financial Corp. of PA(2)	0.95%	6.00%	3.83%	2.16%	0.03%	2.13%	0.00%	0.00%	0.15%	0.15%	0.82%	0.00%	0.00%	0.00%	6.08%	4.19%	1.88%	$9,064	35.03%
WSB	Washington SB, FSB of Bowie MD(1)	0.80%	6.55%	3.19%	3.36%	-0.07%	3.43%	0.19%	0.11%	0.02%	0.33%	2.68%	0.00%	0.13%	0.00%	6.85%	3.69%	3.15%	$3,032	34.26%

(1)	Financial information is as of or for the 12 months ended December 31, 2006.

(2)	Income and expense information has been annualized from available information.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.12

North Penn operates with a modestly higher operating expense ratio than the Peer Group, reflecting its relatively small size and the operating costs associated with operating with five full service banking offices (average branch size of $17.4 million based on March 31, 2007 deposit balances). The relatively high cost structure of the Company’s operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $3.1 million for the Company, versus a comparable measure of $5.0 million for the Peer Group. Overall, the operating expense ratios for North Penn were 2.94% versus 2.44% and 2.57% for the Peer Group based on the average and median, respectively. Intangible assets amortization was nominal for the Peer Group, and the Company had no amortizing intangible assets. On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans and to the costs of targeted expansion, primarily related to targeted loan growth. At the same time, the Company will be seeking to offset such costs by increasing revenues at a faster pace than expense growth through realization of operating efficiencies and economies of scale.

North Penn’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 89.6% is less favorable than the Peer Group’s ratio of 73.3%. On a post-offering basis, the Company’s efficiency ratio may improve marginally. However, the Company’s efficiency ratio is expected to remain at a disadvantage over the near term.

Loan loss provisions for the Company and the Peer Group were relatively modest, amounting to 0.10% and 0.03% of average assets for North Penn and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both.

Non-operating income and expense were modest for North Penn and the Peer Group enhancing their overall comparability and limiting the need for valuation adjustment in the section to follow.

The Company’s effective tax rate for the last 12 months of 21.0% is below the Peer Group average of 31.0%. The Company expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2007, and thus may continue to fall below the Peer Group average over the near term.

RP® Financial, LC.

Page 3.13

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions and investment in MBS. The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (40.4% versus 50.9% for the Peer Group), principally as a result of the proportionally greater investment in MBS. The Company maintained a higher ratio of whole loans reflecting its recent efforts to expand the loan portfolio. Neither the Company or the Peer Group had significant loan servicing portfolios and thus, servicing intangibles were negligible as well.

The Company’s loan composition reflects a higher credit risk profile, but this also produces a higher comparatively yield relative to the Peer Group. In this regard, loans secured by commercial and multi-family mortgage loans totaled 32.77% of assets for the Company versus 11.96% for the Peer Group. C&I loans were comparatively modest for both the Company and the Peer Group, aggregating to 1.42% and 3.83% of assets, respectively. As referenced above, the Peer Group maintains a higher concentration of 1-4 family mortgage assets. The Company has engaged in greater consumer lending; consumer loans equaled 8.17% of assets for the Company versus an average of 2.58% for the Peer Group, although North Penn has recently deemphasized indirect auto lending and expects the consumer loan ratio to diminish in the future. As a result of the higher ratio of loans/assets overall, coupled with the proportionately greater level of high risk-weight loans, the Company maintains a higher ratio of risk-weighted assets to total assets in comparison to the Peer Group, at 78.57% and 57.91%, respectively.

Credit Risk

The Company’s credit risk exposure appears to be slightly lower than the Peer Group’s, on average, based on the ratio of non-performing assets. As shown in Table 3.5, the Company’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.24% of assets, which was lower than the comparable Peer Group ratio of 0.30% based on the average. The Company also maintained a lower ratio of non-performing loans/loans ratio than the Peer Group (0.19% versus 0.35% for the Peer Group). Chargeoffs were minimal for both the Company and Peer Group, and reserves to total loans equaled 1.19% for the Company versus an average of 1.03% for the Peer Group. Likewise, the Company’s ratio of reserves to NPAs, equal to 391.50%, exceeded the Peer Group average of 226.68%.

RP® Financial, LC.

Page 3.14

Table 3.4

Loan Portfolio Composition and Related Information

North Penn Bancorp, Inc. and the Comparable Group

As of March 31, 2007

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
North Penn Bancorp, Inc.		4.26%	36.12%	1.27%	32.77%	1.42%	8.17%	78.57%	$0	$0
All Public Companies
Averages		10.15%	37.38%	6.72%	18.47%	4.29%	3.26%	63.66%	$1,331,245	$15,069
Medians		7.72%	35.45%	4.59%	17.28%	2.99%	0.86%	64.42%	$31,130	$120
State of PA
Averages		18.19%	38.77%	3.42%	9.03%	3.10%	2.25%	51.99%	$859,738	$9,533
Medians		13.30%	40.32%	2.74%	8.37%	1.01%	0.39%	54.79%	$27,290	$173
Comparable Group
Averages		13.15%	37.76%	5.61%	11.96%	3.83%	2.58%	57.91%	$24,480	$144
Medians		11.91%	41.81%	4.62%	12.49%	3.43%	0.39%	59.39%	$14,475	$60
Comparable Group
ABNJ	American Bancorp of NJ	8.91%	54.24%	4.15%	14.50%	1.38%	0.13%	53.58%	$20,460	$98
ESBK	Elmira Svgs Bank, FSB of NY(1)	11.25%	30.51%	0.45%	10.20%	9.57%	10.24%	63.20%	$70,020	$398
FSBI	Fidelity Bancorp, Inc. of PA	13.30%	41.82%	4.80%	11.42%	3.43%	0.39%	54.79%	$0	$0
FKFS	First Keystone Fin., Inc of PA	20.22%	39.21%	4.92%	12.49%	4.59%	0.27%	64.38%	$49,660	$272
MFLR	Mayflower Co-Op. Bank of MA(1)	NA	NA	NA	NA	NA	NA	61.15%	$57,190	$374
NEBS	New England Bnchrs Inc. of CT(1)	4.62%	43.83%	4.62%	18.12%	3.50%	0.82%	60.40%	$8,490	$0
ROME	Rome Bancorp, Inc. of Rome NY	0.14%	49.61%	0.85%	17.99%	8.36%	10.51%	73.94%	$4,800	$22
THRD	TF Fin. Corp. of Newtown PA	12.40%	50.80%	5.74%	15.65%	0.95%	0.53%	56.68%	$33,660	$279
WVFC	WVS Financial Corp. of PA	35.57%	7.25%	4.11%	2.93%	0.54%	0.18%	32.59%	$0	$0
WSB	Washington SB, FSB of Bowie MD(1)	11.91%	22.55%	20.87%	4.32%	2.13%	0.12%	58.38%	$520	$0

(1)	Financial data is as of December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.15

Table 3.5

Credit Risk Measures and Related Information

North Penn Bancorp, Inc. and the Comparable Group

As of March 31, 2007 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
North Penn Bancorp, Inc.		0.08%	0.24%	0.19%	1.19%	625.54%	391.50%	$23	0.02%
All Public Companies
Averages		0.08%	0.56%	0.61%	0.85%	266.81%	208.59%	$378	0.11%
Medians		0.01%	0.34%	0.35%	0.80%	176.19%	130.74%	$62	0.03%
State of PA
Averages		0.04%	0.41%	0.46%	0.86%	254.17%	144.38%	$327	0.03%
Medians		0.00%	0.39%	0.43%	0.86%	194.90%	135.93%	$13	0.00%
Comparable Group
Averages		0.04%	0.30%	0.35%	1.03%	172.68%	226.68%	$66	0.03%
Medians		0.00%	0.27%	0.41%	0.84%	172.55%	171.02%	$19	0.00%
Comparable Group
ABNJ	American Bancorp of NJ	0.00%	NA	NA	0.56%	NA	NA	$0	0.00%
ESBK	Elmira Svgs Bank, FSB of NY(1)	0.00%	0.11%	0.08%	0.70%	NA	423.66%	$22	0.04%
FSBI	Fidelity Bancorp, Inc. of PA	0.02%	NA	0.53%	0.62%	108.38%	NA	$399	0.00%
FKFS	First Keystone Fin., Inc of PA	0.00%	0.75%	NA	1.12%	251.79%	89.09%	$30	0.04%
MFLR	Mayflower Co-Op. Bank of MA(1)	0.00%	0.01%	NA	1.28%	NA	NA	$16	0.05%
NEBS	New England Bnchrs Inc. of CT(1)	0.00%	0.21%	0.29%	0.94%	227.55%	313.84%	$1	-0.01%
ROME	Rome Bancorp, Inc. of Rome NY	0.00%	0.38%	0.41%	0.73%	172.55%	171.02%	$29	-0.01%
THRD	TF Fin. Corp. of Newtown PA	0.00%	0.32%	0.43%	0.57%	103.13%	135.78%	$13	0.00%
WVFC	WVS Financial Corp. of PA	0.00%	NA	NA	1.62%	NA	NA	$1	-0.07%
WSB	Washington SB, FSB of Bowie MD(1)	0.33%	NA	NA	2.15%	NA	NA	$150	0.28%

(1)	Financial data is as of December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.16

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, North Penn’s lower capital position and lower IEA/IBL ratio on a pre-offering basis suggest greater exposure. On a post-offering basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Company’s net interest income ratio were below the Peer Group average.

To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for North Penn and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be comparable to the Peer Group average, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, North Penn was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. Moreover, the Company’s net interest income ratio should be stabilized to some degree following the Offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of North Penn. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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Page 3.17

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

North Penn Bancorp, Inc. and the Comparable Group

As of March 31, 2007 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
		Equity/ Assets	IEA/ IBL
Institution					12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
North Penn Bancorp, Inc.		10.9%	105.8%	6.4%	-8	11	-9	-20	-8	5
All Public Companies		11.0%	109.4%	5.5%	0	-8	-6	-3	-2	2
State of PA		8.8%	106.8%	5.7%	2	-4	-8	-3	2	-4
Comparable Group
Averages		12.4%	110.6%	5.0%	-1	-11	-9	-3	-1	3
Medians		8.8%	108.0%	5.0%	-3	-9	-8	-4	-3	0
Comparable Group
ABNJ	American Bancorp of NJ	19.6%	119.8%	5.1%	-17	-14	-7	-3	16	55
ESBK	Elmira Svgs Bank, FSB of NY(1)	6.6%	100.7%	6.6%	NA	-23	-17	-6	-3	-8
FSBI	Fidelity Bancorp, Inc. of PA	6.0%	104.6%	3.1%	9	-1	0	-4	1	-9
FKFS	First Keystone Fin., Inc of PA	6.7%	102.6%	5.7%	12	-11	-17	-2	3	7
MFLR	Mayflower Co-Op. Bank of MA(1)	8.1%	104.1%	4.9%	NA	-6	-9	-16	-7	-5
NEBS	New England Bnchrs Inc. of CT(1)	20.0%	121.5%	4.8%	NA	3	NA	NA	NA	NA
ROME	Rome Bancorp, Inc. of Rome NY	25.1%	126.9%	7.1%	-15	-5	-4	-4	-5	23
THRD	TF Fin. Corp. of Newtown PA	9.5%	107.3%	4.9%	-29	2	-5	7	-15	0
WVFC	WVS Financial Corp. of PA	7.9%	108.6%	1.3%	35	-15	NA	NA	28	2
WSB	Washington SB, FSB of Bowie MD(1)	14.2%	110.2%	6.0%	NA	-37	-14	6	-23	-38

(1)	Financial data is as of December 31, 2006.

NA=Change is greater than 100 basis points during the quarter.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine North Penn’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted by the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing

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pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the Second Step Conversion process, RP Financial will: (1) review changes in North Penn’s operations and financial condition; (2) monitor North Penn’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the Second Step Conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including North Penn’s value, or North Penn’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer

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Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of North Penn coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

•

Overall A/L Composition. The Company’s asset composition includes a higher proportion of loans overall, with both the multi-family/commercial mortgage and non-mortgage consumer lending exceeding the Peer Group average; while the Peer Group was slightly more diversified in the areas of construction and C&I lending. The Company’s net interest income ratio is above the Peer Group average, reflecting both the higher ratio of loans overall coupled with the composition of the loan portfolio, particularly the relatively higher proportion of commercial mortgage loans in relation to the Peer Group average. The composition of funding liabilities for the Company and the Peer Group is relatively similar in broad terms, as the ratio of deposits and borrowings for the Company compared closely to the Peer Group average however, North Penn’s recent growth has primarily been funded through higher cost CDs and short term borrowed funds. Overall, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group, which provided for a lower IEA/IBL ratio for the Company. The Company’s ratio of IEA/IBL will improve on a post-offering basis, potentially reversing the current disadvantage.

•

Credit Quality. The Company’s credit risk profile appears to be comparatively favorable based on lower NPAs/assets and strong reserve coverage ratios in relation to NPAs. At the same time, the Peer Group’s credit quality ratios are also very strong and their history of loan losses and chargeoffs has been limited. The Peer Group also maintains higher reserve coverage than the Company in relation to total loans outstanding and NPAs. The Company will continue to seek to expand higher risk-weight loans in the future, primarily with respect to the commercial loan portfolio, potentially increasing its credit exposure on an incremental basis over the long term.

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•

Balance Sheet Liquidity. The Company currently maintains a lower level of cash, investments and MBS. Like the Peer Group, the majority of the Company’s investments are designated AFS. The Company’s borrowing capacity is considered to be comparable to greater relative to the Peer Group’s borrowings capacity, in light of the modestly lower level of borrowings maintained by the Company. The infusion of the Offering proceeds will initially increase the Company’s level of liquid assets pending investment into loans and other longer-term investments.

•

Capital. The Company operates with a lower pre-offering capital ratio than the Peer Group, 10.9% and 12.5% of assets, respectively. However, following the Second Step Conversion offering, the Company’s equity/assets ratio will increase to levels well above the Peer Group average. North Penn’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s higher pro forma capital position will depress its return on equity, particularly since the pro forma ROA falls below the Peer Group average notwithstanding the higher pro forma capital position.

On balance, North Penn’s balance sheet strength was considered to be more favorable than the Peer Group’s, based on the relatively comparability of their asset /liability composition, taking into account the relative credit quality and overall capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported lower profitability in terms of its ROA in comparison to the Peer Group average for the most recent 12 months, primarily reflecting it’s higher level of operating expense and less favorable ratio of non-interest operating income which were only partially offset by the Company’s modestly more favorable ratio of net interest income to average assets. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the Offering (8% ESOP and 4% Restricted Stock Plan based on the offering amount).

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•

Core Earnings. Non-operating items were negligible for both the Company and the Peer Group and thus, North Penn’s ROA on core earnings basis was at a modest advantage in comparison to the Peer Group average.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s net interest margin. North Penn’s capital ratios will be favorable following the completion of the Second Step Conversion and infusion of the offering proceeds while the current disadvantage with respect to the IEA/IBL ratio will diminish as well with the increased capitalization.

•

Credit Risk. Loan loss provisions had a lesser impact on the Company’s profitability for the past year and the Company’s NPA/assets ratio is lower in comparison to the Peer Group. Additionally, the Company’s ratio of reserves to total loans and reserves to NPAs is above the Peer Group average. However, the Company maintains a higher risk weighted assets ratio, indicating a higher credit risk profile in comparison to the Peer Group which warrant the higher reserve levels.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be less favorable based on the demographic and economic trends prevailing in Lackawanna County versus the Peer Group’s markets (i.e., reflecting its markets comparatively lower income levels, shrinking population base as well as higher unemployment rates). The Company has a favorable track record recently with respect to the ability to realize asset and growth in comparison to the Peer Group. Importantly, notwithstanding recent loan growth, earnings have diminished as increasing expenses have more than offset growth in the net interest margin. The Company will be seeking to continue its retail expansion following the offering and the strengthened pro forma capital position will support such efforts.

•

Return on Equity. The Company’s pro forma capital position will exceed the Peer Group average. Coupled with the lower pro forma ROA, the Company’s pro forma core ROE is anticipated to be lower than the Peer Group average.

Overall, we concluded that a slight downward adjustment for profitability, growth and viability of earnings was appropriate, in view of North Penn’s lower pro forma ROA and ROE, as well as the factors relating to the Company’s credit risk and interest rate exposure and considering the long term earnings growth potential as the Second Step Conversion proceeds are leveraged.

RP® Financial, LC.

Page 4.6

3.	Asset Growth

The Company’s recent asset growth exceeded the Peer Group average, reflecting the Company’s efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth. Specifically, North Penn experienced comparatively strong asset growth of 10.02% during the most recent twelve month period, versus a 0.03% asset growth rate posted by the Peer Group based on the average. As described in Section III, the Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2005. In this regard, the Company has employed additional loan officers and has otherwise sought to expand the loan portfolio. Similarly, the Company expanded its retail branch presence in fiscal 2005 with the objective of increasing the retail deposit base and will continue to evaluate retail branching opportunities in the future… On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion. On balance, we believe a slight upward adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in Lackawanna and Monroe Counties in northeastern Pennsylvania, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

RP® Financial, LC.

Page 4.7

Table 4.1

North Penn Bancorp, Inc.

Peer Group Market Area Comparative Analysis

Institution	Headquarters City	Estimated Population		Projected Population 2011	Estimated 2000-2006 % Change	Projected 2006-2011 % Change	Per Capita Income		6/30/06 Deposit Market Share(1)	Unemployment Rate 3/31/2007
							Amount	% State Average
		2000	2006
		(000)	(000)	(000)
American Bancorp of NJ	Essex	794	810	823	2.07%	1.57%	$30,301	88.58%	2.11%	5.5%
Elmira Savings Bank, FSB of NY	Chemung	91	90	89	-1.32%	-1.48%	$22,711	75.46%	18.73%	5.0%
First Keystone Financial, Inc. of PA	Delaware	551	557	558	1.19%	0.17%	$32,770	122.29%	3.43%	3.8%
Fidelity Bancorp, Inc. of PA	Allegheny	1,282	1,251	1,228	-2.39%	-1.83%	$28,823	107.56%	0.76%	3.9%
Mayflower Co-Op, Bank of MA	Plymouth	473	502	523	6.15%	4.16%	$32,405	94.42%	3.17%	5.1%
New England Bancshares, Inc. of CT	Hartford	857	887	906	3.53%	2.13%	$32,673	89.12%	0.78%	4.7%
Rome Bancorp, Inc. of Rome, NY	Oneida	235	235	235	-0.35%	0.03%	$22,813	75.80%	5.63%	4.4%
TF Financial Corp of Newtown PA	Bucks	598	635	661	6.33%	4.06%	$36,137	134.85%	1.56%	3.6%
Washington SB, FSB of Bowie, MD	Prince George’s	802	857	898	6.89%	4.86%	$28,757	88.88%	2.41%	3.8%
WVS Financial Corp. of PA	Allegheny	1,282	1,251	1,228	-2.39%	-1.83%	$28,823	107.56%	0.29%	3.9%
	Averages:	696	708	715	1.97%	1.18%	$29,621	98.45%	3.89%	4.4%
	Medians:	696	723	742	1.63%	0.87%	$29,562	91.77%	2.26%	4.2%
North Penn Bancorp, Inc.	Lackawanna	213	212	211	-0.65%	-0.23%	$24,144	90.10%	1.63%	4.7%

(1)	Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources: SNL, FDIC.

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Demographic and economic trends and characteristics in North Penn’s largest market (Lackawanna County) are relatively unfavorable in comparison to the primary market areas served by the Peer Group companies (see Table 4.1). Lackawanna County’s population decreased modestly over the first six years of the decade in contrast to population growth in the Peer Group’s home markets on average. Per capita income measures for Lackawanna County were modestly below the comparable measures for Pennsylvania as well as in comparison to the median and average income measures for the Peer Group’s markets. The comparatively lower income level (per capita income is below the average and median for the state as well as the Peer Group’s respective markets) is reflective of the Company’s market outside of a major metropolitan area. The underlying economic weakness of the Company’s markets in comparison to the more vibrant markets served by the Peer Group is also reflected in the comparatively higher unemployment rate for Lackawanna County of 4.7%, which is above the average for the Peer Group’s markets of 4.4%.

On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

5.	Dividends

North Penn has indicated its preliminary intent to pay dividends in an amount such that current minority shareholders of North Penn will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the Second Step Conversion. At the current midpoint valuation, the annual dividend payment would equal $0.08 per share and provide a yield of 0.9% based on the $10.00 per share initial offering price (i.e., reflects the stated intent to maintain the current dividend of $0.12 per share adjusted for the exchange ratio to minority shareholders). However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.93% to 3.90%. The average dividend yield on the stocks of the Peer Group institutions was 1.6% as of May 18, 2007, representing an average payout ratio of 23.5% of core earnings. As of May 18, 2007, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.19% and an average payout ratio of 36.02% of earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

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Page 4.9

The Company’s indicated dividend policy provides for a modestly lower yield as maintained by the Peer Group. The Company’s implied payout ratio of 45.71% of pro forma earnings at the midpoint is in the range exhibited by the Peer Group. Moreover, the Company’s ability to maintain a strong payout ratio is supported by its higher pro forma equity to-assets ratio equal to 17.1% at the midpoint compared to 12.5% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group companies trade on the NASDAQ system while one company is traded on the American Stock Exchange (“AMEX”). Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.7 million to $142.2 million as of May 18, 2007, with average and median market values of $66.0 million and $58.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.3 million to 12.8 million, with average and median shares outstanding equaling 4.8 million and 3.0 million, respectively. The Company’s pro forma market value and shares outstanding for the Company will below the Peer Group average and median, as well as all but one of the Peer Group companies individually. Additionally, the Company’s common stock, which is currently traded over the OTC bulletin board, will continue to be traded in this venue following the Second Step Conversion, in contrast to the Peer Group’s listing on NASDAQ or the AMEX exchange. Accordingly, we anticipate that the liquidity in the Company’s stock will be less than the Peer Group companies’ stocks and have applied a moderate downward adjustment for this factor.

7.	Marketing of the Issue

We believe that four separate markets need to be considered for thrift stocks such as the Company coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are

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evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift and bank franchises in Pennsylvania; and (4) the market for the public stock of the Company. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market moved lower during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost

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to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve concluded its late-January meeting with no change in rates. The broader stock

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market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March, reflecting concerns that rising subprime mortgage delinquencies would filter into the broader economy. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady strengthened the stock market rebound, as investors were buoyed by the Federal Reserve’s assessment that the economy continued to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that held to sustain the rally. As an indication of the general trends in the nation’s stock markets over the past year, as of May 18, 2007 the DJIA closed at 13556.53 an increase of 21.8% from one year ago and an increase of 8.8% year-to-date, and the

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NASDAQ closed at 2558.45 an increase of 9.2% from one year ago and an increase of 5.9% year-to-date. The Standard & Poors 500 Index closed at 1522.75 on May 18, 2007 an increase of 14.6% from one year ago and an increase of 7.4% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June 2006. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve

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Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007.Thrift stocks posted gains in late-January and early-February 2007, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady at its late-January meeting. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

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A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. On May 18, 2007, the SNL Index for all publicly-traded thrifts closed at 1,716.4 an increase of 2.5% from one year ago and a decrease of 6.3% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to

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book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. As shown in Table 4.2, two standard and three mutual holding company offerings were completed during the past three months. However, second-step conversion offerings are considered to be more relevant for our analysis, and only one was completed over the last three months. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. The only second step conversion completed in the three months ended May 18, 2007, was by Peoples United Financial, which represents the largest second step conversion offering ever. Peoples United closed between the midpoint and the maximum of its offering range at a pro forma P/TB ratio of 142.2%, while the pro forma P/E multiple was 29.0 times, and was trading just below its IPO price (i.e., 0.1% below) after the first month of trading.

Although just outside the three month lookback period, there were two other second step conversion offerings completed in January 2007. Osage Bancorp of Oklahoma closed at the midpoint of its offering range on January 18, 2007, at a pro forma P/TB ratio of 103.2%, while the pro forma P/E multiple was 34.2 times. Osage Bancshares declined in after-market trading, reflecting a 6.8% decline after one month. Westfield Financial closed at the maximum of its offering range on January 4, 2007, at a pro forma P/TB ratio of 111.2%, while the pro forma P/E multiple was 34.0 times, and reflected modest price appreciation of 8.5% after the first month of trading on a fully converted basis.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield
			Financial Info.		Asset Quality		Gross Proc.	% Offered	% of Mid.	Exp./ Proc.			% Off Incl. Fdn. Benefit Plans			Mgmt.& Dirs.
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.					Form	% of Offering
													ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$771	7.68%	0.07%	709%	$158.7	100%	132%	1.6%	C/S	1.6MM/7.0%	8.0%	4.0%	10.0%	2.7%	0.00%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$125	6.66%	0.00%	NM	$19.8	100%	132%	9.1%	C/S	60K/3.6%	8.0%	4.0%	10.0%	2.3%	0.00%
Averages - Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Medians - Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Second Step Conversions
People’s United Financial, Inc., CT*	4/16/07	PBCT-NASDAQ	$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	C/S	20M/1.16%	6.0%	4.0%	10.0%	0.2%	2.40%
Averages - Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Medians - Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$8,733	11.78%	1.12%	24%	$1,002.0	30%	132%	0.9%	C/S	5M/5.00%	12.4%	6.2%	15.5%	0.6%	0.00%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$83	7.28%	1.08%	15%	$4.1	45%	101%	15.4%	N.A.	N.A.	8.7%	4.4%	10.9%	9.0%	0.00%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$97	8.27%	0.11%	NM	$7.4	45%	91%	8.5%	N.A.	N.A.	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - Mutual Holding Company Conversions:			$2,971	9.11%	0.77%	19%	$337.8	40%	108%	8.3%	NA	NA	9.9%	5.0%	12.4%	5.2%	0.00%
Medians - Mutual Holding Company Conversions:			$97	8.27%	1.08%	19%	$7.4	45%	101%	8.5%	NA	NA	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - All Conversions:			$4,076	9.52%	0.52%	269%	$923.3	55%	113%	5.9%	NA	NA	8.8%	4.6%	11.5%	3.7%	0.48%
Medians - All Conversions:			$771	8.27%	0.21%	176%	$158.7	45%	107%	3.2%	NA	NA	8.7%	4.4%	10.9%	2.7%	0.00%

Institutional Information			Pro Forma Data							IPO Price	Post-IPO Pricing Trends
			Pricing Ratios(3)				Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E		P/A	Core ROA	TE/ A	Core ROE		First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 5/18/07	% Change

			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	86.9%	28.8	x	18.7%	0.7%	21.5%	3.0%	$10.00	$11.78	17.8%	$12.06	20.6%	$11.48	14.8%	$11.58	15.8%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	85.2%	182.4	x	14.6%	0.1%	17.2%	0.5%	$10.00	$10.57	5.7%	$10.47	4.7%	$10.30	3.0%	$10.50	5.0%
Averages - Standard Conversions:			86.1%	105.6	x	16.7%	0.4%	19.4%	1.7%	$10.00	$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$11.04	10.4%
Medians - Standard Conversions:			86.1%	105.6	x	16.7%	0.4%	19.4%	1.7%	$10.00	$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$11.04	10.4%
Second Step Conversions
People's United Financial, Inc., CT*	4/16/07	PBCT-NASDAQ	142.2%	29.0	x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.98	-0.1%
Averages - Second Step Conversions:			142.2%	29.0	x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.98	-0.1%
Medians - Second Step Conversions:			142.2%	29.0	x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.98	-0.1%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	86.7%	27.5	x	28.8%	0.5%	19.3%	2.7%	$10.00	$11.79	17.9%	$11.72	17.2%	$12.45	24.5%	$12.45	24.5%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	68.0%	45.3	x	10.0%	0.2%	10.4%	1.5%	$10.00	$10.00	0.0%	$10.50	5.0%	$10.60	6.0%	$10.50	5.0%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	75.4%	275.7	x	14.7%	0.0%	13.4%	-0.1%	$10.00	$10.00	10.3%	$10.00	0.0%	$9.50	-5.0%	$9.80	-2.0%
Averages - Mutual Holding Company Conversions:			76.7%	116.2	x	17.9%	0.2%	14.4%	1.4%	$10.00	$10.60	9.4%	$10.74	7.4%	$10.85	8.5%	$10.92	9.2%
Medians - Mutual Holding Company Conversions:			75.4%	45.3	x	14.7%	0.2%	13.4%	1.5%	$10.00	$10.00	10.3%	$10.50	5.0%	$10.60	6.0%	$10.50	5.0%
Averages - All Conversions:			91.8%	81.3	x	23.3%	0.6%	19.2%	2.4%	$12.00	$12.86	9.9%	$12.94	9.0%	$12.80	8.0%	$12.86	8.6%
Medians - All Conversions:			86.7%	29.0	x	18.7%	0.5%	19.3%	2.7%	$10.00	$11.78	10.3%	$11.72	5.0%	$11.48	6.0%	$11.58	5.0%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.

May 18, 2007

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C.	The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were seven thrift acquisitions completed from the beginning of 2004 through year-to-date 2007. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence North Penn’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in North Penn’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in North Penn’s Stock

Since North Penn’s minority stock currently trades under the symbol “NPEN” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis. North Penn had a total of 1,448,430 shares issued and outstanding at May 18, 2007, of which 670,015 shares were held by public shareholders and traded as public securities. As of May 18, 2007, the Company’s closing stock price was $14.75 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade) and a different return on equity for the conversion stock. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*   *   *   *   *   *   *   *   *   *   *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8.	Management

North Penn’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of North Penn’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted federally-insured institution, North Penn will operate in substantially the same regulatory environment as the Peer Group members – all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios, while the Peer Group’s regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in North Penn’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

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•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of North Penn stock. Converting institutions generally do not have stock outstanding. North Penn, however, has public shares outstanding due to the mutual holding company form of ownership. Since North Penn is currently traded on the OTC Bulletin Board, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 18, 2007 stock price of $14.75 per share and the 1,448,430 shares of North Penn stock outstanding, the Company’s implied market value of $21.4 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of North Penn’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

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Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 18, 2007, the aggregate pro forma market value of North Penn’s conversion stock was $20,468,170 at the midpoint, equal to 2,046,817 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 53.74% ownership interest to the public, which provides for a $11.0 million public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $264,000 for the twelve months ended March 31, 2007. In deriving the Company’s core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of REO and investment securities of $57,000. Accordingly, on a tax affected basis, reflecting the marginal tax rate of 41%, the Company’s core earnings were determined to equal $230,000 for the 12 months ended March 31, 2007 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $20.5 million midpoint value equaled 53.83 times, which provided for a premium of 197.5% relative to the Peer Group’s average reported earnings multiples of 18.09 times (see Table 4.3). On a core earnings basis, the Company’s P/E at the midpoint of the valuation range was 59.12 times, which was 220.3% higher than the Peer Group’s average core earnings multiple of 18.46 times.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value, including

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approximately $209,000 of net assets at the MHC. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $20.5 million midpoint valuation, North Penn’s pro forma P/B and P/TB ratios both equaled 92.12%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 124.63% and 126.85%, the Company’s ratios reflected discounts of 26.1% and 27.4%. At the top of the super range, the Company’s P/B and P/TB ratios equaled 106.82%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 14.3% and 15.8%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, North Penn’s value equaled 15.71% of pro forma assets. Comparatively, the Peer Group companies also exhibited an average P/A ratio of 15.71%, indicating pricing parity under this approach.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Given the large size and diversified operations of Peoples United in comparison to the Company, we did not consider the results of Peoples United’s offering to be very relevant in the determination of value herein.

Other second step conversion offerings completed in 2007 include Westfield Financial, which closed in January 2007 at a pro forma P/TB ratios of 111.2% and a pro forma P/E ratio of 34.0 times. During their first week of trading as a fully-converted company, the stock price of Westfield Financial increased by 9.0% from its IPO price, and by 9.0% over the first month of

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trading. Osage Bancshares, which is perhaps the most relevant transaction given its comparable size, closed at 103.0% of pro forma book value and a pro forma P/E multiple of 34.2 times, and diminished in after-market trading by 6.8% after the first month as a fully-converted company.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 18, 2007, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $20,468,170 at the midpoint. Based on this valuation and the approximate 53.74% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $11,000,000, equal to 1,100,000 shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
				(x)
Shares
Supermaximum	2,706,915	1,454,750	1,252,165	1.8689
Maximum	2,353,839	1,265,000	1,088,839	1.6251
Midpoint	2,046,817	1,100,000	946,817	1.4131
Minimum	1,739,794	935,000	804,794	1.2012
Distribution of Shares
Supermaximum	100.00%	53.74%	46.26%
Maximum	100.00%	53.74%	46.26%
Midpoint	100.00%	53.74%	46.26%
Minimum	100.00%	53.74%	46.26%
Aggregate Market Value(1)
Supermaximum	$27,069,150	$14,547,500	$12,521,650
Maximum	23,538,390	12,650,000	10,888,390
Midpoint	20,468,170	11,000,000	9,468,170
Minimum	17,397,940	9,350,000	8,047,940

(1)	Based on offering price of $10.00 per share.

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Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of North Penn stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in North Penn equal to 46.26% as of May 18, 2007. The exchange ratio to be received by the existing minority shareholders of North Penn will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.2012 shares, 1.4131 shares, 1.6251 shares and 1.8689 shares of newly issued shares of North Penn stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

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Table 4.3

Public Market Pricing

North Penn Bancorp, Inc.

As of May 18, 2007

		Market Capitalization		Per Share Data									Dividends(4)
				Core 12 Month EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value			Pricing Ratios(3)							Amount/ Share	Yield	Payout Ratio(5)
						P/E		P/B	P/A	P/TB	P/ Core
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
North Penn Bancorp, Inc.
Superrange		$10.00	$27.07	$0.16	$9.36	63.94	x	106.82%	20.29%	106.82%	69.53	x	$0.06	0.64%	41.06%
Maximum		$10.00	$23.54	$0.17	$10.06	58.81	x	99.44%	17.87%	99.44%	64.26	x	$0.07	0.74%	43.42%
Midpoint		$10.00	$20.47	$0.19	$10.85	53.83	x	92.12%	15.71%	92.12%	59.12	x	$0.08	0.85%	45.71%
Minimum		$10.00	$17.40	$0.21	$11.94	48.30	x	83.78%	13.50%	83.78%	53.34	x	$0.10	1.00%	48.25%
All Public Companies(7)
Averages		$18.05	$432.69	$0.77	$13.30	20.18	x	142.65%	17.71%	160.45%	20.54	x	$0.40	2.19%	36.02%
Medians		15.12	98.25	0.53	11.58	17.64	x	132.01%	14.53%	150.79%	18.40	x	$0.32	2.19%	19.27%
All Non-MHC State of PA(7)
Averages		$18.39	$1,157.52	$1.05	$15.23	16.94		118.67%	11.42%	165.61%	18.77	x	$0.46	2.56%	41.46%
Medians		$16.43	$143.56	$0.88	$13.40	15.62		123.68%	9.76%	140.30%	16.54	x	$0.46	2.70%	42.67%
Comparable Group Averages
Averages		$16.48	$66.01	$0.83	$13.04	18.09	x	124.63%	15.71%	126.85%	18.46	x	$0.40	1.60%	23.46%
Medians		$14.65	$58.36	$0.46	$11.96	17.41	x	127.12%	11.55%	127.72%	16.04	x	$0.36	1.66%	18.61%
Comparable Group
ABNJ	American Bancorp of NJ	$11.15	$142.20	$0.10	$8.54	NM		130.56%	25.66%	130.56%	NM		$0.16	1.43%	NM
ESBK	Elmira Svgs Bank, FSB of NY	$26.26	$34.64	$1.70	$18.68	20.52		140.58%	9.33%	142.02%	15.45	x	$0.84	3.20%	49.41%
FSBI	Fidelity Bancorp, Inc. of PA	$17.70	$52.92	$1.13	$15.45	12.83		114.56%	7.27%	121.82%	15.66	x	$0.56	3.16%	49.56%
FKFS	First Keystone Fin., Inc of PA	$19.10	$46.37	$0.42	$14.30	NM		133.57%	8.89%	133.57%	NM		$0.00	0.00%	0.00%
MFLR	Mayflower Co-Op. Bank of MA	$10.39	$21.74	$0.49	$9.26	19.24		112.20%	9.10%	112.57%	21.20	x	$0.40	3.85%	NM
NEBS	New England Bnchrs Inc. of CT	$12.90	$68.98	$0.18	$10.65	NM		121.13%	24.95%	124.88%	NM		$0.12	0.93%	66.67%
ROME	Rome Bancorp, Inc. of Rome NY	$12.17	$103.17	$0.40	$8.98	30.43		135.52%	34.05%	135.52%	30.43	x	$0.32	2.63%	NM
THRD	TF Fin. Corp. of Newtown PA	$30.15	$88.28	$1.88	$23.04	15.62		130.86%	13.34%	140.30%	16.04	x	$0.80	2.65%	42.55%
WVFC	WVS Financial Corp. of PA	$16.40	$38.03	$1.55	$13.26	10.58		123.68%	9.76%	123.68%	10.58	x	$0.64	3.90%	41.29%
WSB	Washington SB, FSB of Bowie MD	$8.53	$63.80	$0.43	$8.23	17.41		103.65%	14.71%	103.65%	19.84	x	$0.16	1.88%	37.21%

									Offering Size	Exchange Ratio
		Financial Characteristics(6)
		Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
					ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(x)
North Penn Bancorp, Inc.
Superrange		$133	18.99%	0.21%	0.32%	1.67%	0.29%	1.54%	14.55	1.86886
Maximum		$132	17.96%	0.22%	0.30%	1.69%	0.28%	1.55%	12.65	1.62510
Midpoint		$130	17.05%	0.22%	0.29%	1.71%	0.27%	1.56%	11.00	1.41313
Minimum		$129	16.12%	0.22%	0.28%	1.73%	0.25%	1.57%	9.35	1.20116
All Public Companies(7)
Averages		$3,000	12.39%	0.56%	0.54%	5.64%	0.52%	5.03%
Medians		$799	10.58%	0.36%	0.57%	4.77%	0.58%	4.92%
All Non-MHC State of PA(7)
Averages		$8,576	9.95%	0.41%	0.57%	6.69%	0.60%	6.91%
Medians		$907	7.89%	0.32%	0.64%	7.50%	0.65%	7.26%
Comparable Group Averages
Averages		$448	12.54%	0.30%	0.59%	5.89%	0.59%	5.86%
Medians		$412	9.16%	0.27%	0.53%	6.03%	0.56%	5.38%
Comparable Group
ABNJ	American Bancorp of NJ	$554	19.65%	NA	0.24%	1.06%	0.24%	1.06%
ESBK	Elmira Svgs Bank, FSB of NY	$371	6.63%	0.11%	0.49%	7.20%	0.65%	9.56%
FSBI	Fidelity Bancorp, Inc. of PA	$728	6.34%	NA	0.57%	9.41%	0.46%	7.71%
FKFS	First Keystone Fin., Inc of PA	$522	6.65%	0.75%	0.16%	2.71%	0.20%	3.35%
MFLR	Mayflower Co-Op. Bank of MA	$239	8.11%	0.01%	0.47%	5.95%	0.42%	5.40%
NEBS	New England Bnchrs Inc. of CT	$276	20.60%	0.21%	0.37%	1.78%	0.35%	1.69%
ROME	Rome Bancorp, Inc. of Rome NY	$303	25.13%	0.38%	1.12%	4.15%	1.12%	4.15%
THRD	TF Fin. Corp. of Newtown PA	$662	10.20%	0.32%	0.85%	8.74%	0.83%	8.51%
WVFC	WVS Financial Corp. of PA	$390	7.89%	NA	0.89%	11.83%	0.89%	11.83%
WSB	Washington SB, FSB of Bowie MD	$434	14.20%	NA	0.80%	6.11%	0.70%	5.36%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.